UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 24, 2007
180 CONNECT INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

000-51456	20-2650200
(Commission File No.)	(IRS Employer Identification No.)
6501 E. Belleview Avenue
Englewood, Colorado 80111
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (303) 395-6000
Ad.Venture Partners, Inc.
c/o Cooley Godward Kronish LLP
The Grace Building
1114 Avenue of the Americas
New York, New York 10036
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 2.01. Completion of Acquisition or Disposition of Assets
Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
Item 3.03. Material Modification to Rights of Security Holders
Item 4.01. Changes in Registrant’s Certifying Accountant
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
Item 5.06. Change in Shell Company Status
Item 9.01. Financial Statements and Exhibits
SIGNATURE
EX-3.1 Amended and Restated Cert. of Inc.
EX-10.6 Amended and Restated Registration Rights
EX-10.13 Convertible Debenture $3,975,248.48
EX-10.14 Convertible Debenture $2,343,033.56
EX-10.15 Convertible Debenture $2,343,033.56
EX-10.16 Purchase Warrant to purchase 206,556
EX-10.17 Purchase Warrant to purchase 528,948
EX-10.18 Purchase Warrant to purchase 206,556
EX-16.1 Letter from Eisner LLP
EX-20.1 List of Subsidiaries
EX-99.1 Financial Statements of 180 Connect Inc.
EX-99.2 Pro Forma Financial Statements

Item 1.01. Entry into a Material Definitive Agreement.
     On August 24, 2007 (the “Effective Date”), 180 Connect Inc. (formerly known as Ad.Venture Partners, Inc.) (the “Company”) entered into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) with Howard S. Balter, Ilan M. Slasky, Lawrence K. Askowitz, Dr. Shlomo Kalish, Thomas Rogers, JF Investments LLC, William Margiloff and Hillel Weinberger (collectively, the “Initial Insiders”) and M. Brian McCarthy, Peter Giacalone and certain other individuals (collectively, the “New Insiders” and together with the Initial Insiders, the “Insiders”), pursuant to which the Company granted certain demand and piggy-back registration rights to the Insiders.
     The Registration Rights Agreement amends and restates the registration rights agreement, dated August 31, 2005, between the Company and the Initial Insiders by adding the New Insiders as parties to the agreement. The full text of the Registration Rights Agreement is attached as Exhibit 10.6 to this Current Report on Form 8-K and is incorporated herein by reference.
     On the Effective Date, the Company and each holder of stock appreciation rights (“SARs”) with respect to shares of 180 Connect Inc., a corporation incorporated under the laws of Canada and a wholly-owned subsidiary of the Company (“180 Connect (Canada)”), entered into a SAR Exchange Agreement, pursuant to which each such holder agreed to exchange its existing SARs for SARs with respect to the shares of the Company’s common stock. The full text of the form of SAR Exchange Agreement is set forth as Exhibit 10.38 to this Current Report on Form 8-K and is incorporated herein by reference.
     On the Effective Date, the Company issued replacement convertible debentures (the “Replacement Debentures”) and replacement warrants (the “Replacement Warrants”) to the existing holders of the convertible debentures and warrants of 180 Connect (Canada) which did not elect to convert or exercise, as applicable, such existing convertible debentures or warrants prior to the completion of the Arrangement (as defined below). The material terms of the New Debentures and New Warrants are identical to the existing convertible debentures and warrants of 180 Connect (Canada). Reference is made to the disclosure set forth in the Company’s Registration Statement on Form S-4 (No. 333-142319), originally filed with the United States Securities and Exchange Commission on April 24, 2007, as amended (as so amended, the “Registration Statement”), in the section entitled “Business of 180 Connect – Private Placement” pages 153-154, which is incorporated herein by reference. The full text of the Replacement Debentures are attached as Exhibits 10.13, 10.14 and 10.15 and of the Replacement Warrants are attached as Exhibits 10.16, 10.17 and 10.18, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.
     On the Effective Date, the Company, 1305699 Alberta ULC, a corporation existing under the laws of Alberta and a direct wholly-owned subsidiary of the Company (“Canco”) and 180 Connect Exchangeco Inc. (formerly 6732097 Canada Inc.), a corporation incorporated under the laws of Canada and an indirect wholly-owned subsidiary of the Company (“Purchaser”) entered into a support agreement (the “Support Agreement”) regarding certain rights and obligations in respect of the exchangeable shares of Purchaser. Reference is made to the disclosure set forth in the Registration Statement in the section entitled “Support Agreement” pages 114-116, which is incorporated herein by reference. The full text of the Support Agreement is set forth as Exhibit 2.3 to this Current Report on Form 8-K and is incorporated herein by reference.
     On the Effective Date, the Company, Purchaser and Valiant Trust Company entered into a voting and exchange trust agreement (the “Voting and Exchange Trust Agreement”) regarding certain rights and obligations in respect of the exchangeable shares of Purchaser. Reference is made to the disclosure set forth in the Registration Statement in the section entitled “Voting and Exchange Trust Agreement” pages 112-114, which is incorporated herein by reference. The full text of the Voting and Exchange Trust Agreement is set forth as Exhibit 2.4 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 2.01. Completion of Acquisition or Disposition of Assets.
     On the Effective Date, the Company consummated the plan of arrangement (the “Arrangement”) pursuant to the arrangement agreement (the “Arrangement Agreement”), dated as of March 13, 2007, as amended, by and among Ad.Venture Partners, Inc., Purchaser, and 180 Connect (Canada), pursuant to which the Purchaser (i) acquired all of the outstanding common shares of 180 Connect (Canada) in exchange for either shares of Company common stock, exchangeable shares of Purchaser that are exchangeable into shares of Company common stock at the option of the holder, or a combination of Company common stock and exchangeable shares of Purchaser, and (ii) outstanding options to purchase 180 Connect (Canada) common shares were exchanged for options to purchase Company common stock. The exchangeable shares entitle the holders to dividends and other rights that are substantially economically equivalent to those of holders of Company common stock, and holders of exchangeable shares have the right, through the Voting and Exchange Trust Agreement, to vote at meetings of Company stockholders. In addition, the Company assumed all of 180 Connect (Canada)’s obligations pursuant to 180 Connect (Canada)’s outstanding warrants, stock appreciation rights and convertible debentures.
     As a result of the closing of the Arrangement, the 180 Connect (Canada) stockholders were issued an aggregate of 13,643,183 shares of Company common stock and 2,779,260 exchangeable shares, based on an exchange ratio of 0.6. Effective upon the consummation of the Arrangement, Ad.Venture Partners, Inc. changed its name to 180 Connect Inc. Holders of 1,672,288 shares of common stock properly elected to convert their shares of common stock into cash based on the private portion of the funds held in the trust account (net of taxes payable on interest earned thereon) established at the time the Company’s initial public offering was completed.
     On August 24, 2007, the Company and 180 Connect (Canada) issued a press release announcing the closing of the Arrangement (the “Closing”), a copy of which was attached to the Company’s Current Report on Form 8-K filed on August 24, 2007 as Exhibit 99.1.
     Reference is made to the disclosure set forth in the Registration Statement in the section entitled “The Arrangement Agreement and Plan of Arrangement” pages 83-101, which is incorporated herein by reference.
BUSINESS; PROPERTIES; LEGAL PROCEEDINGS
     Reference is made to the disclosure set forth in the Registration Statement in the section entitled “Business of 180 Connect” pages 134-140, which is incorporated herein by reference.
RISK FACTORS
     Reference is made to the disclosure set forth in the Registration Statement in the section entitled “Risk Factors” pages 28-40 inclusive, which is incorporated herein by reference.
FINANCIAL INFORMATION
     On August 24, 2007, the Arrangement was consummated. The Arrangement will be accounted for under the reverse acquisition application of the equity recapitalization method of accounting in accordance with U.S. GAAP for accounting and financial reporting purposes. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. In accordance with guidance applicable to these circumstances, the arrangement will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the arrangement will be treated as the equivalent of 180 Connect (Canada) issuing stock for the net monetary assets of the Company, accompanied by a recapitalization. The net monetary assets of the Company will be stated at their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets recorded. The accumulated deficit of 180 Connect (Canada) will be carried forward after the arrangement. Operations prior to the merger will be those of 180 Connect (Canada). Upon the completion of the arrangement, the Company adopted the fiscal year of 180 Connect (Canada), as the accounting acquirer. The historical results of the registrant are the historical results of 180 Connect (Canada).
180 Connect (Canada) Selected Consolidated Historical Financial Data
     The selected consolidated statement of operations and deficit data for the years ended December 31, 2006, December 31, 2005 and December 25, 2004 and the selected balance sheet data as of December 31, 2006 and 2005 presented below have been derived from 180 Connect (Canada)’s audited consolidated financial statements and the notes related thereto included as an exhibit to this Current Report on Form 8-K. The selected consolidated statement of operations and deficit data for the years ended December 27, 2003 and December 31, 2002 and the selected balance sheet data as of December 25, 2004, December 27, 2003 and December 31, 2002 presented below have been derived from 180 Connect (Canada)’s consolidated financial statements and the notes related thereto which are not included as an exhibit in this Current Report on Form 8-K. Subsequent to December 31, 2005, 180 Connect (Canada) changed its year end accounting period from a 52/53 week year to a calendar year basis. The selected consolidated statements of operations and deficit data for the six months ended June 30, 2007 and 2006 and the selected balance sheet data as of June 30, 2007 presented below have been derived from 180 Connect (Canada)’s unaudited consolidated financial statements and the notes related thereto are included as an exhibit to this Current Report on Form 8-K. Interim results are not necessarily indicative of results for the full fiscal year and historical results are not necessarily indicative of results to be expected in any future period.
     The selected financial data set forth below is presented in U.S. dollars and have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP.

	Six Months Ended		Year Ended
	June 30,	June 30,	December	December	December	December	December
	2007	2006	31, 2006	31, 2005	25, 2004	27, 2003	31, 2002
	(In Thousands, Except Per-Share Data)
Revenues	$181,094	$149,337	$335,447	$279,727	$210,675	$85,981	$47,860
Expenses	174,921	147,086	321,757	279,691	207,895	81,832	57,045
Loss from continuing operations	(12,837)	(10,170)	(8,800)	(5,359)	(3,691)	(8,140)	(22,761)
Net loss	$(12,916)	$(11,508)	$(14,589)	$(8,517)	$(7,451)	$(12,812)	$(20,218)
Net loss from continuing operations per share:
Basic	$(0.50)	$(0.42)	$(0.36)	$(0.22)	$(0.17)	$(0.46)	$(0.97)
Diluted	$(0.50)	$(0.42)	$(0.36)	$(0.22)	$(0.17)	$(0.46)	$(0.97)
Net loss per share
Basic	$(0.50)	$(0.47)	$(0.60)	$(0.36)	$(0.34)	$(0.73)	$(0.86)
Diluted	$(0.50)	$(0.47)	$(0.60)	$(0.36)	$(0.34)	$(0.73)	$(0.86)
Summary Balance Sheet Data:
Total assets	$142,953		$165,444	$173,471	$155,367	$87,317	$54,299
Assets net of current liabilities	54,930		63,691	44,891	76,749	53,496	44,548
Long term liabilities, excluding deferred tax liabilities	56,104		54,289	22,977	43,730	48,333	45,251
Shareholders’ equity (deficiency)	(1,174)		9,402	20,353	34,417	5,163	(744)
Cash dividends declared per common share	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
180 Connect (Canada) Management’s Discussion and Analysis of Financial Condition and Results of Operations
     You should read the following discussion and analysis of financial condition and results of operations in conjunction with 180 Connect (Canada)’s selected consolidated historical financial information and its audited consolidated financial statements and the related notes included as an exhibit to the Current Report on Form 8-K. In addition to historical information, the following discussion and analysis includes forward looking information that involves risks, uncertainties and assumptions. 180 Connect (Canada)’s actual results and the timing of events could differ materially from those anticipated by these forward looking statements as a result of many factors.

Introduction to 180 Connect (Canada)’s Business and Strategy
     180 Connect (Canada) provides installation, integration and fulfillment services to the home entertainment, communications and home integration service industries. The principal market for 180 Connect (Canada)’s services is the United States. 180 Connect (Canada)’s customers include providers of satellite, cable and broadband media services as well as home builders, developers and municipalities.
2006 Significant Operating Events
Corporate Relocation
     The corporate office relocation to Denver, Colorado which commenced in 2005 was completed in the fourth quarter of 2006. Approximately $0.8 million was recorded as relocation expense in 2006.
Private Placement
     On March 22, 2006, 180 Connect (Canada) completed a private placement of convertible debentures and warrants to purchase 1,570,100 common shares to a group of institutional investors for an aggregate purchase price of $10.7 million. All of the proceeds of the private placement were utilized to fund working capital requirements.
Refinancing
     On August 1, 2006, 180 Connect (Canada) entered into a Security and Purchase Agreement with Laurus Master Fund, Ltd. (“Laurus”) for a $37 million revolving credit and over-advance facility and a $20 million term facility, bearing an interest rate of prime plus 3% on the revolving credit facility, subject to a minimum interest rate of 10%, an interest rate of prime plus 5% on any over-advance under the revolving credit facility, subject to a minimum interest rate of 11% and an interest rate of prime plus 5% on the term facility, subject to a minimum interest rate of 12%. The funds borrowed under these facilities were used to retire $32.9 million in short-term debt obligations with General Electric Capital Corporation and the remainder was used to fund working capital requirements.
Seasonality
     180 Connect (Canada)’s revenue is subject to seasonal fluctuations. 180 Connect (Canada)’s customers’ subscriber growth, and thus the revenue earned by it, trends higher in the third and fourth quarters of the year. While subscriber activity is subject to seasonal fluctuations, it may also be affected by competition and varying amounts of promotional activity undertaken by 180 Connect (Canada)’s customers. The following chart sets forth 180 Connect (Canada)’s revenue distribution by quarter for fiscal years 2004 through 2006.

Revenue distribution by quarter	Quarter 1	Quarter 2	Quarter 3	Quarter 4	Total
Year 2006	22.0%	22.6%	26.9%	28.5%	100%
Year 2005	22.8%	22.2%	26.8%	28.2%	100%
Year 2004	19.2%	22.2%	28.2%	30.4%	100%
Financial Review
     Revenue from continuing operations is generated from providing installation, integration, fulfillment and long-term maintenance and support services to the home entertainment, communications and home integration service industries. 180 Connect (Canada)’s services are engaged by its customers pursuant to ongoing contracts and on a project-by-project basis.

     Direct cost of revenue is comprised primarily of direct labor costs including amounts paid to 180 Connect (Canada)’s extensive labor force of technicians and third party subcontractors. Also included in direct costs are materials, supplies, insurance and costs associated with operating vehicles.
     General and administrative expenses consist of personnel and related costs associated with 180 Connect (Canada)’s administrative functions, professional fees, office rent and other corporate related expenses.
     The following is a summary of selected consolidated financial and operating information of 180 Connect (Canada) for the three and six months ended June 30, 2007 and June 30, 2006 and should be read in conjunction with the accompanying unaudited consolidated financial statements and related notes for the three months ended June 30, 2007. The comparative amounts presented below have been reclassified to reflect the adjustments associated with the discontinued operations of 180 Connect (Canada).
Selected Financial Hightlights – Second Quarter Ended June 30, 2007
          For the three and six months ended June 30, 2007 as compared to the three and six months ended June 30, 2006:
          Second Quarter Highlights
▪	Revenue grew to $87.9 million, an increase of $12.3 million, or 16.3%, compared to revenue of $75.6 million in 2006.

▪	Total cash provided by operating activities was $0.3 million, a decrease of $2.2 million from the cash provided by operating activities of $2.5 million in 2006.

▪	Loss from continuing operations was $5.6 million, an improvement of $0.8 million compared to $6.4 million in 2006.

▪	Net loss was $5.7 million, an improvement of $1.5 million compared to $7.2 million in 2006.

▪	Loss per share is as follows:
▪	Loss from continuing operations, basic and diluted, was a loss of $0.21 and $0.26 per share for both the three months ended 2007 and 2006, respectively.

▪	Net loss, basic and diluted, was a loss of $0.21 per share and $0.29 per share for the three months ended June 30, 2007 and 2006, respectively.
          Six Months Ended June 30, 2007 Highlights
▪	Revenue grew to $181.1 million, an increase of $31.8 million, or 21.3%, compared to revenue of $149.3 million in 2006.

▪	Total cash used in operating activities was $0.9 million, a decrease of $7.4 million from the cash provided by operating activities of $6.5 million in 2006.

▪	Loss from continuing operations was $12.8 million, an increase of $2.6 million compared to $10.2 million in 2006.

▪	Net loss was $12.9 million, an increase of $1.4 million compared to $11.5 million in 2006.

▪	Loss per share is as follows:

▪	Loss from continuing operations, basic and diluted, was a loss of $0.50 per share and $0.42 per share for both the six months ended June 30, 2007 and 2006, respectively.

▪	Net loss, basic and diluted, was a loss of $0.50 per share and $0.47 per share for the six months ended June 30, 2007 and 2006, respectively.
Selected Financial Highlights – Year to Date
        For the twelve months ended December 31, 2006 as compared to the twelve months ended December 31, 2005.
          Year to Date Highlights
▪	Revenue grew to $335.4 million, an increase of $55.7 million, or 19.9%, compared to revenue of $279.7 million in 2005.

▪	Total cash provided by operating activities was $6.3 million, an increase of $21.8 million from the cash used in operating activities of $15.5 million in 2005.

▪	Loss from continuing operations was $8.8 million, an increase of $3.4 million compared to $5.4 million in 2005.

▪	Net loss was $14.6 million, an increase of $6.1 million compared to $8.5 million in 2005.

▪	Loss per share is as follows:
▪	Loss from continuing operations, basic and diluted, was a loss of $0.36 per share compared to a loss of $0.22 per share in 2005.

▪	Net loss, basic and diluted, was a loss of $0.60 per share compared to a loss of $0.36 per share in 2005.
Relationship with DIRECTV
     DIRECTV revenue is recognized when the work orders are closed. The contract with DIRECTV also includes mechanisms whereby the amount due to 180 Connect (Canada) by DIRECTV may be reduced for certain reasons. These reasons include a failure to complete a work order as defined within the contract, amounts paid to 180 Connect (Canada) in error or credits issued to DIRECTV customers that were the result of poor services provided by 180 Connect (Canada). Based on historical amounts for actual chargebacks, 180 Connect (Canada) calculates and records a chargeback estimate and records this as a monthly expense and reserve against service revenue. For the year ended December 31, 2006, $5.0 million in chargebacks (1.3% of revenue) was deducted from revenue as compared to $3.7 million (1.2% of revenue) in 2005.
     180 Connect (Canada) recognizes revenue from its role as a commissioned sales agent regarding DIRECTV’s DBS Services. Sales for the year ended December 31, 2006 was $1.0 million versus $2.2 million recorded in the period ended December 31, 2005. Direct Contribution Margin (“DCM”) recognized from this revenue activity was positive at $0.4 million for the year ended December 31, 2006 compared to a loss of $0.5 million for the 2005 fiscal year.
     Included in the DCM for the year ended December 31, 2006 is the effect of approximately $1.1 million of excess equipment costs resulting partially from inventory write-offs and from the usage of more expensive equipment in the installation process which was not reimbursed. The write-offs are included as a direct cost as they represent inventory shrink due to poor inventory management practices.

Selected Annual Information

	December 31,	December 31,	December 25,
	2006	2005	2004

Revenue	$335,446,741	$279,726,651	$210,675,282
Direct expenses	301,158,053	256,334,245	191,797,596

Direct contribution margin(1)	34,288,688	23,392,406	18,877,686
General and administrative	19,675,563	21,702,824	16,370,043
Foreign exchange loss (gain)	30,361	(18,692)	(272,585)
Restructuring costs	892,688	1,672,485	—
	-
Loss from continuing operations	(8,800,207)	(5,359,023)	(3,691,176)
Net loss for the period	$(14,588,838)	$(8,516,655)	$(7,450,838)
Per-share data:
Loss per share from continuing operations
Basic	$(0.36)	$(0.22)	$(0.17)
Diluted	$(0.36)	$(0.22)	$(0.17)
Net loss per share
Basic	$(0.60)	$(0.36)	$(0.34)
Diluted	$(0.60)	$(0.36)	$(0.34)
Number of locations	90	82	92
Number of technicians	4,213	3,750	2,800
Total assets	$165,443,572	$173,470,899	$161,870,565
Total long-term liabilities, excluding deferred tax liabilities	54,288,739	22,976,840	43,730,198

(1)	DCM consists of revenue less direct expense and excludes general and administrative expense, foreign exchange loss (gain), restructuring costs, interest, depreciation, amortization of customer contracts, impairment of goodwill and customer contracts, gain on sale of assets, gain on extinguishment of debt and income tax recovery. DCM is a non-GAAP measure. The comparative GAAP measure is loss from continuing operations. For a reconciliation of DCM to loss from continuing operations, see the section entitled “Direct Contribution Margin.”

Selected Interim Financial Information

	Quarter Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006

Revenue	$87,908,770	$75,583,830	$181,094,332	$149,337,387
Direct expenses	79,413,481	68,308,041	164,938,954	137,378,253

Direct contribution margin (1)	8,495,289	7,275,789	16,155,378	11,959,134
General and administrative	4,709,976	5,049,115	9,747,977	9,311,830

Foreign exchange (gain) loss	(51,820)	(10,303)	(40,682)	3,502
Restructuring costs	—	—	275,000	392,879
Depreciation	2,771,909	3,254,872	5,516,703	6,580,330
Amortization of customer contracts	920,370	939,077	1,840,746	1,859,453
Interest expense	3,234,850	2,377,725	6,211,018	4,026,957
(Gain) loss on sale of investments and assets	427,442	86,291	499,220	(1,250,163)
Loss on change in fair value of derivative liabilities	1,903,270	2,051,968	4,689,661	1,165,575

Loss from continuing operations before income tax recovery	(5,420,708)	(6,472,956)	(12,584,265)	(10,131,229)
Income tax expense (recovery)	178,444	(34,000)	252,444	38,800

Loss from continuing operations	(5,599,152)	(6,438,956)	(12,836,709)	(10,170,029)
Loss from discontinued operations	(68,016)	(744,188)	(79,527)	(1,337,795)

Net loss	$(5,667,168)	$(7,183,144)	$(12,916,236)	$(11,507,824)

Loss per share from continuing operations
Basic	$(0.21)	$(0.26)	$(0.50)	$(0.42)
Diluted	$(0.21)	$(0.26)	$(0.50)	$(0.42)
Net loss per share
Basic	$(0.21)	$(0.29)	$(0.50)	$(0.47)
Diluted	$(0.21)	$(0.29)	$(0.50)	$(0.47)

(1)	DCM consists of revenue less direct expense and excludes general and administrative expense, foreign exchange loss, restructuring costs, interest, depreciation, amortization of customer contracts, (gain) loss on sale of investments and assets, and income tax expense and recovery. DCM is a non-GAAP measure. The comparative GAAP measure is loss from continuing operations. For a reconciliation of DCM to loss from continuing operations, see “Direct Contribution Margin”.
Comparison of Quarters Ended June 30, 2007 and June 30, 2006
Selected Financial Information
The following is a summary of 180 Connect (Canada)’s selected consolidated financial and operating information for the three and six months ended June 30, 2007 and 2006 and should be read in conjunction with the accompanying unaudited consolidated financial statements and related notes for the three and six months ended June 30, 2007.
Revenue
     Revenue for the quarter ended June 30, 2007 increased to $87.9 million from $75.6 million for the quarter ended June 30, 2006. This 16.3% increase reflects continued growth in revenue resulting from DIRECTV channeling more work through their home services provider network and increased customer demand resulting from advanced products penetration as well as growth in our cable, Digital Interiors and Network Services businesses. Advanced product penetration refers to installations and upgrades that we completed with DVR, HD or an HD/DVR receiver. These increases are due to DIRECTV’s marketing efforts to promote the installation and upgrades of advanced products. Work order volume from DIRECTV for the three months ended June 30, 2007, increased by 13.7% from the three months ended June 30, 2006. In addition to the benefits of this increase in volume, there was also a rate increase in the quarter. Different rates are earned for each type of service completed and the mix of services (installations, upgrades and service) impact both the revenue per call and number of service calls that may be completed. The financial impact of the DIRECTV volume and rate increase was approximately $11.6 million.
     Revenue from the majority of 180 Connect (Canada)’s customers is recognized when work orders are closed. 180 Connect (Canada)’s contracts with its customers also include mechanisms whereby it is not paid for certain work that is not completed within the specifications of the contract. Based upon historical payments, 180 Connect (Canada) calculates and estimates a reserve against revenue each month. For the three months ended June 30, 2007, $0.8 million (0.9% of revenue) was recorded as a deduction to revenue as compared to $0.9 million (1.1% of revenue) for the three months ended June 30, 2006.
     For the three months ended June 30, 2007, cable operations continued to grow, particularly in Rogers Communications and Time Warner which experienced increases of 68% and 65% respectively, partially offset by a reduction in revenue at certain other cable operations. 180 Connect (Canada) continued to dedicate resources to supporting growth of our cable business which resulted in a $1.0 million, or 8%, increase in revenue over the prior year. Revenue for our Network Services business increased by 100% over the prior year primarily due to our municipal fiber projects in Boise, Idaho and Ontario and Shafter, California.
Direct Contribution Margin
     DCM, defined as revenue less direct operating expenses, increased by $1.2 million, or 16.4%, from $7.3 million in the quarter ended June 30, 2006 to $8.5 million in the quarter ended June 30, 2007. The increase in DCM is primarily due to the growth in work order volume in our satellite and cable businesses, cost savings achieved by bringing recruiting in house, as well as increased growth from our Network Services business partially offset by the impact of higher fuel prices. DCM, as a percentage of revenue, increased in the quarter to 9.7% in 2007 from 9.6% in 2006.
     DCM is a non-GAAP measure. The comparable GAAP measure is loss from continuing operations. Loss from continuing operations of $5.6 million in the quarter ended June 30, 2007 decreased by $0.8 million compared to loss from continuing operations of $6.4 million in the quarter ended June 30, 2006. See reconciliation of DCM to loss from continuing operations, the comparable GAAP measure.

Reconciliation of DCM to Loss from Continuing Operations

	For the Three Months Ended
	June 30, 2007	June 30, 2006

Direct contribution margin (1)	$8,495,289	$7,275,789
General and administrative	4,709,976	5,049,115
Foreign exchange gain	(51,820)	(10,303)
Depreciation	2,771,909	3,254,872
Amortization of customer contracts	920,370	939,077
Interest expense	3,234,850	2,377,725
Loss on sale of investments and assets	427,442	86,291
Loss on change in fair value of derivative liabilities	1,903,270	2,051,968

Loss from continuing operations before income tax expense	(5,420,708)	(6,472,956)
Income tax expense (recovery)	178,444	(34,000)

Loss from continuing operations	(5,599,152)	(6,438,956)
Loss from discontinued operations	(68,016)	(744,188)

Net loss for the period	$(5,667,168)	$(7,183,144)

(1)	DCM consists of revenue less direct expense and excludes general and administrative expense, foreign exchange gain, interest, depreciation, amortization of customer contracts, loss on sale of investments and assets, and income tax expense (recovery) for the three months ended June 30, 2007 and June 30, 2006 respectively. DCM is a non-GAAP measure. The comparative GAAP measure is loss from continuing operations. For a reconciliation of DCM to loss from continuing operations, see “Direct Contribution Margin”.
General and Administrative Expenses
     General and administrative expenses were $4.7 million for the quarter ended June 30, 2007, a decrease of $0.3 million or 6.7% from the quarter ended June 30, 2006. General and administrative expenses as a percentage of revenue decreased to 5.4% for the quarter ended June 30, 2007 from 6.7% for the quarter ended June 30, 2006. The decrease in general and administrative expenses is primarily due to a decrease in consulting expense.
Other Income and Expense
     During the quarter ended June 30, 2007, depreciation expense of $2.8 million represents a decrease of $0.5 million from the similar period in 2006. This decrease is primarily attributable to the change in the estimated useful life of the vehicles from 48 months in 2006 to 60 months in 2007 in order to better reflect the useful life of the asset. Amortization of customer contracts of $0.9 million in the quarter ended June 30, 2006 remained at $0.9 million for quarter ended June 30, 2007.
     Interest expense was $3.2 million in quarter ended June 30, 2007 and represents an increase of $0.9 million in the similar period in 2006. This increase is primarily due to the amortization of deferred financing costs and accretion attributed to the warrants associated with the convertible debentures and long-term debt.
Income Tax Expense
     For the three months ended June 30, 2007 and June 30, 2006, 180 Connect (Canada) recorded $0.2 million and $nil respectively, for state and local tax liabilities.
Loss from Continuing Operations
     Loss from continuing operations for the quarter ended June 30, 2007 was $5.6 million compared to loss from continuing operations of $6.4 million for the comparable period of 2006, primarily due to the items discussed above.

Loss from Discontinued Operations
     Loss from discontinued operations for the quarter ended June 30, 2007 was $0.1 million compared to a loss from discontinued operations of $0.7 million for the three months ended June 30, 2006 related to the closure of operations at certain non-profitable branches as well as certain operations where the contracts with the customers were not renewed. The revenue and expenses of these locations have been reclassified as discontinued operations for all periods presented.
Net Loss
     Net loss for the quarter ended June 30, 2007 was $5.7 million compared to a net loss of $7.2 million for the comparable period of 2006, or an improvement of $1.5 million primarily attributed to the items discussed above.
Comparison of Six Months Ended June 30, 2007 and June 30, 2006

	Six Months Ended
	June 30,	June 30,
	2007	2006

Revenue	$181,094,332	$149,337,387
Direct expenses	164,938,954	137,378,253

Direct contribution margin (1)	16,155,378	11,959,134
General and administrative	9,747,977	9,311,830
Foreign exchange (gain) loss	(40,682)	3,502
Restructuring costs	275,000	392,879
Depreciation	5,516,703	6,580,330
Amortization of customer contracts	1,840,746	1,859,453
Interest expense	6,211,018	4,026,957
(Gain) loss on sale of investments and assets	499,220	(1,250,163)
Loss on change in fair value of derivative liabilities	4,689,661	1,165,575

Loss from continuing operations before income tax recovery	(12,584,265)	(10,131,229)
Income tax (recovery) expense	252,444	38,800

Loss from continuing operations	(12,836,709)	(10,170,029)
Loss from discontinued operations	(79,527)	(1,337,795)

Net loss	$(12,916,236)	$(11,507,824)

Loss per share from continuing operations
Basic	$(0.50)	$(0.42)
Diluted	$(0.50)	$(0.42)
Net loss per share
Basic	$(0.50)	$(0.47)
Diluted	$(0.50)	$(0.47)

(2)	DCM consists of revenue less direct expense and excludes general and administrative expense, foreign exchange loss, restructuring costs, interest, depreciation, amortization of customer contracts, (gain) loss on sale of investments and assets, and income tax expense and recovery. DCM is a non-GAAP measure. The comparative GAAP measure is loss from continuing operations. For a reconciliation of DCM to loss from continuing operations, see “Direct Contribution Margin”.
Revenue
     Revenue for the six months ended June 30, 2007 increased to $181.1 million from $149.3 million for the six months ended June 30, 2006. This 21.3% increase reflects continued growth in revenue resulting from DIRECTV channeling more work through their home services provider network and increased customer demand resulting from advanced products penetration as well as growth in our cable, Digital Interiors and Network Services businesses. Advanced product penetration refers to installations and upgrades that we completed with DVR, HD or an HD/DVR receiver. These increases are due to DIRECTV’s marketing efforts to promote the installation and upgrades of advanced products. Work order volume from DIRECTV for the six months ended June 30, 2007, increased by 20.5% from the six months ended June 30, 2006. In addition to the benefits from the increase in volume, there was favorable impact from the rate we are paid on upgrades due to advanced product penetration. Different rates are earned for each type of service completed and the mix of services (installations, upgrades and service) impact both the revenue per call and number of service calls that may be completed. The financial impact of the DIRECTV volume increase and the favorable mix and rate adjustment, was approximately $28.8 million.
     Revenue from the majority of 180 Connect (Canada)’s customers is recognized when work orders are closed. 180 Connect (Canada)’s contracts with its customers also include mechanisms whereby it is not paid for certain work that is not completed within the specifications of the contract. Based upon historical payments, 180 Connect (Canada) calculates and estimates a reserve against revenue each month. For the six months ended June 30, 2007, $1.4 million (0.8% of revenue) was recorded as a deduction to revenue as compared to $1.8 million (1.2% of revenue) for the six months ended June 30, 2006.
     For the six months ended June 30, 2007, cable operations continued to grow, particularly in Rogers Communications and Time Warner which experienced increases of 75% and 50% respectively, partially offset by a reduction in revenue at certain other cable operations. We continued to dedicate resources to supporting growth of our cable business which resulted in a $2.8 million, or 13%, increase in revenue over the prior year. Revenue for our Network Services business increased by 83% over the prior year primarily due to our municipal fiber projects in Boise, Idaho and Ontario and Shafter, California.
Direct Contribution Margin
     DCM, defined as revenue less direct operating expenses, increased by $4.2 million, or 35.1%, from $12.0 million for the six months ended June 30, 2006 to $16.2 million for the six month ended June 30, 2007. The increase in DCM is primarily due to the growth in work order volume in our satellite and cable businesses, cost savings achieved by bringing recruiting in house, as well as increased growth from our Network Services business partially offset by the impact of higher fuel. DCM, as a percentage of revenue, increased in the period to 8.9% in 2007 from 8.0% in 2006.
     DCM is a non-GAAP measure. The comparable GAAP measure is loss from continuing operations. Loss from continuing operations of $12.8 million in the six months ended June 30, 2007 decreased by $2.6 million compared to loss from continuing operations of $10.2 million in the six months ended June 30, 2006. See “Reconciliation of DCM to Loss from Continuing Operations” for a reconciliation of DCM to loss from continuing operations.

Reconciliation of DCM to Loss from Continuing Operations

	For the Six Months Ended
	June 30, 2007	June 30, 2006

Direct contribution margin (1)	$16,155,378	$11,959,134
General and administrative	9,747,977	9,311,830
Foreign exchange (gain) loss	(40,682)	3,502
Restructuring costs	275,000	392,879
Depreciation	5,516,703	6,580,330
Amortization of customer contracts	1,840,746	1,859,453
Interest expense	6,211,018	4,026,957
(Gain) loss on sale of investments and assets	499,220	(1,250,163)
Loss on change in fair value of derivative liabilities	4,689,661	1,165,575

Loss from continuing operations before income tax expense	(12,584,265)	(10,131,229)
Income tax expense	252,444	38,800

Loss from continuing operations	(12,836,709)	(10,170,029)
Loss from discontinued operations	(79,527)	(1,337,795)

Net loss for the period	$(12,916,236)	$(11,507,824)

(1)	DCM consists of revenue less direct expense and excludes general and administrative expense, foreign exchange loss (gain), restructuring costs, interest, depreciation, amortization of customer contracts, (gain) loss on sale of investments and assets, and income tax expense for the six months ended June 30, 2007 and June 30, 2006 respectively. DCM is a non-GAAP measure. The comparative GAAP measure is loss from continuing operations. For a reconciliation of DCM to loss from continuing operations, see “Direct Contribution Margin”.
General and Administrative Expenses and Restructuring Costs
     General and administrative expenses were $9.7 million for the six months ended June 30, 2007, an increase of $0.4 million or 4.7% from the six months ended June 30, 2006. General and administrative expenses as a percentage of revenue decreased to 5.4% for the six months ended June 30, 2007 from 6.2% for the six months ended June 30, 2006. The increase in general and administrative expenses is primarily due to professional fees related to the in process U.S. registration costs totaling approximately $0.4 million and higher general legal expenses partially offset by lower consulting expenses.
     In addition to the general and administrative expenses above is a restructuring charge of approximately $0.3 million and $0.4 million for the six months ended June 30, 2007 and June 30, 2006 respectively related to the completion of the Company’s relocation of its corporate offices to Denver, Colorado.
Other Income and Expense
     During the quarter ended June 30, 2007, depreciation expense of $5.5 million represents a decrease of $1.1 million from the similar period in 2006. This decrease is primarily attributable to the change in useful life of the vehicles from 48 months in 2006 to 60 months in 2007 in order to better reflect the useful life of the asset. Amortization of customer contracts was $1.8 million and $1.9 million for the six months ended June 30, 2007 and June 30, 2006, respectively.
     Interest expense was $6.2 million for the six months ended June 30, 2007 and represents an increase of $2.2 million in the similar period in 2006. This increase is primarily due to the amortization of deferred financing costs and accretion attributed to the warrants associated with the convertible debentures and long-term debt.
     The (gain) loss on sale of investments and assets for the six months ended June 30, 2007 reflects a $1.8 million decrease from a gain of $1.3 million in the same period last year. In the first quarter of 2006, 180 Connect (Canada)

sold its interest in Control F-1 Corporation (“Control F-1”) to Computer Associates International, Inc. and Computer Associates Canada Company for net proceeds of $1.3 million, which was recognized as a pre-tax gain of $1.3 million in the six months ended June 30, 2006. The investment had been previously written down to $nil in 2004 due to prevailing market conditions.
Income Tax Expense
     For the six months ended June 30, 2007 and June 30, 2006 180 Connect (Canada) recorded $0.3 million and $0.1 respectively, for income tax expense.
Loss from Continuing Operations
     Loss from continuing operations for the six months ended June 30, 2007 was $12.8 million compared to loss from continuing operations of $10.2 million for the comparable period of 2006 due to the items discussed above.
Loss from Discontinued Operations
     Loss from discontinued operations for the six months ended June 30, 2007 was $0.1 million compared to a loss from discontinued operations of $1.3 million for the six months ended June 30, 2006 related to the closure of operations at certain non-profitable branches as well as certain operations where the contracts with the customers were not renewed. The revenue and expenses of these locations have been reclassified as discontinued operations for all periods presented.
Net Loss
     Net loss for the six months ended June 30, 2007 was $12.9 million compared to a net loss of $11.5 million for the comparable period of 2006, or an increase $1.4 million primarily attributed to the items discussed above.

Comparison of Years Ended December 31, 2006 and 2005

	2006	2005	% Change

Revenue	$335,446,741	$279,726,651	19.9%
Direct expenses	301,158,053	256,334,245	17.5%

Direct contribution margin (1)	34,288,688	23,392,406	46.6%
General and administrative	19,675,563	21,702,824	(9.3)%
Foreign exchange loss (gain)	30,361	(18,692)	—
Restructuring costs	892,688	1,672,485	(46.6%)
Depreciation	13,560,340	6,151,059	120.5%
Amortization of customer contracts	3,712,673	4,093,985	(9.3%)
Interest expense	10,043,564	3,440,690	191.9%
Gain on extinguishment of debt	(1,233,001)	—	—
Gain on change in fair value of derivative liabilities	(1,363,936)	—	—
Gain on sale of assets	(726,086)	(6,897,291)	(89.5)%
Impairment of goodwill and customer contracts	—	608,096	—

Loss from continuing operations before income tax recovery	(10,303,478)	(7,360,750)	40.0%
Income tax recovery	(1,503,271)	(2,001,727)	(24.9%)

Loss from continuing operations	(8,800,207)	(5,359,023)	64.2%
Loss from discontinued operations	(5,788,631)	(3,157,632)	83.3%

Net loss for the period	$(14,588,838)	$(8,516,655)	71.3%

Loss per share from continuing operations
Basic	$(0.36)	$(0.22)
Diluted	$(0.36)	$(0.22)
Net loss per share
Basic	$(0.60)	$(0.36)
Diluted	$(0.60)	$(0.36)

(1)	DCM consists of revenue less direct expense and excludes general and administrative expense, foreign exchange loss (gain), restructuring costs, interest, depreciation, amortization of customer contracts, impairment of goodwill and customer contracts, gain on sale of investments and assets, gain on extinguishment of debt and income tax recovery for the years ended December 31, 2006 and 2005. DCM is a non-GAAP measure. The comparative GAAP measure is loss from continuing operations. For a reconciliation of DCM to loss from continuing operations, see the section entitled “Direct Contribution Margin.”
Revenue
     Revenue for the year ended December 31, 2006 increased to $335.4 million from $279.7 million for the year ended December 31, 2005. This 19.9% increase reflects continued growth in revenue resulting from DIRECTV channeling more work through their home services provider network and increased customer demand resulting from advanced product penetration as well as growth in 180 Connect (Canada)’s cable, Digital Interiors and Network Services businesses. Advanced product penetration refers to installations and upgrades that 180 Connect (Canada) completed with DVR, HD or an HD/DVR receiver. These increases are due to DIRECTV’s marketing efforts to promote the installation and upgrades. Work order volume from DIRECTV for the year ended December 31, 2006 increased by 20.7% year over year. The benefits of this increase were partially offset by the impact of a less favorable mix. Different rates are earned for each type of service completed and the mix of services (installations, upgrades and service) impact both the revenue per call and number of service calls that may be completed. The financial impact of the volume increase, partially offset with the less favorable rate and mix, was $36.5 million in 2006.
     Revenue from the majority of 180 Connect (Canada)’s customers is recognized when work orders are closed. 180 Connect (Canada)’s contracts with its customers also include mechanisms whereby 180 Connect (Canada) is not paid for certain work that is not completed within the specifications of the contract. Based upon historical payments, 180 Connect (Canada) calculates and estimates a reserve against revenue each month. For the year ended

December 31, 2006, $4.3 million (1.29% of revenue) was recorded as a deduction to revenue as compared to $3.6 million (1.29% of revenue) for the year ended December 31, 2005.
     Throughout 2006 180 Connect (Canada)’s cable operations continued to grow, adding new operations serving customers such as WoW in Detroit and Time Warner in Greensboro, and expanding current operations for its customers Cablevision, Time Warner and Rogers. Additionally, the New Orleans operation servicing Cox Communication has been completely rebuilt after hurricane Katrina and is operating at pre-Katrina levels. 180 Connect (Canada) continued to dedicate resources to supporting growth of its cable business which resulted in a $13.1 million, or 36%, increase in revenue over the prior year.
Direct Contribution Margin
     DCM, defined as revenue less direct operating expenses, increased by $10.9 million, or 46.6%, from $23.4 million in the year ended December 31, 2005 to $34.3 million in the year ended December 31, 2006. DCM, as a percentage of revenue, increased to 10.2% in 2006 from 8.4% in 2005.
     This increase is due to the revenue growth in 180 Connect (Canada)’s satellite and cable businesses as well as the consistently increasing contribution from its Network Services, retail and 180 Home businesses which accounted for over $2.2 million of the improvement in 2006. 180 Connect (Canada) continues rolling out its perpetual inventory system throughout its operations and it is expected to be completed early in the second quarter of 2007. This system is expected to improve its inventory process and reduce unnecessary costs currently being incurred. The increase of DCM is also a result of the lack of significant start-up operations in the cable business as well as the absence of the effects of Hurricane Katrina, which temporarily closed operations in Louisiana and Texas and resulted in nationwide increases in fuel prices.
     DCM is a non-GAAP measure. The comparable GAAP measure is loss from continuing operations. Loss from continuing operations was $8.8 million in the year ended December 31, 2006; an increase of $3.4 million compared to the loss from continuing operations of $5.4 million for the year ended December 31, 2005. The following is a reconciliation of DCM to income (loss) from operations:
Reconciliation of DCM to Income (Loss) from Continuing Operations

	2006	2005

Direct contribution margin	$34,288,688	$23,392,406
General and administrative	19,675,563	21,702,824
Foreign exchange (gain) loss	30,361	(18,692)
Restructuring costs	892,688	1,672,485
Depreciation	13,560,340	6,151,059
Amortization of customer contracts	3,712,673	4,093,985
Interest expense	10,043,564	3,440,690
Gain on extinguishment of debt	(1,233,001)	—
Gain on change in fair value of derivative liabilities	(1,363,936)	—
Gain on sale of assets	(726,086)	(6,897,291)
Impairment of goodwill and customer contracts	—	608,096

Loss from continuing operations before income tax	(10,303,478)	(7,360,750)
Income tax recovery	(1,503,271)	(2,001,727)

Net loss from continuing operations	$(8,800,207)	$(5,359,023)

General and Administrative Expenses and Restructuring Costs
     General and administrative expenses were $19.7 million for the year ended December 31, 2006, a decrease of $2.0 million or 9.3% from the year ended December 31, 2005. General and administrative expenses as a percentage of revenue decreased from 7.8% for the year ended December 31, 2005 to 5.9% for the year ended December 31, 2006. The decrease in general and administrative expenses is primarily due to lower salary, consulting and travel expenses by approximately $2.3 million, partially offset by certain non-capitalized expenses related to the refinancing of 180 Connect (Canada)’s debt, legal and professional fees related to its U.S. listing costs totaling approximately $1.5 million.
     In addition to the general and administrative expenses above is a restructuring charge of approximately $0.9 million for employee severance and related costs associated with the completion of the move of 180 Connect (Canada)’s back office operations and corporate offices to Denver. The comparable period of 2005 reflects a restructuring charge of $1.7 million related to the commencement of 180 Connect (Canada)’s move of its back office operations and corporate offices.
Other Income and Expense
     During the year ended December 31, 2006, depreciation expense of $13.6 million represents an increase of $7.4 million from the similar period in 2005. This increase is primarily attributable to the increase in 180 Connect (Canada)’s vehicle fleet from approximately 750 company owned vehicles in 2005, most of which were fully depreciated, to approximately 2,600 new company owned vehicles. Amortization of customer contracts of $3.7 million in the year ended December 31, 2006 decreased by $0.4 million from 2005 primarily due to the discontinuation and impairment of certain operations during the second half of 2005.
     Interest expense was $10.0 million in 2006 and represents an increase of $6.6 million primarily due the completion of the refinancing of 180 Connect (Canada)’s debt and interest related to a private placement of $10.7 million of convertible debentures and warrants completed late in the first quarter of 2006. Interest expense also increased due to the financing related to 180 Connect (Canada)’s newly acquired vehicle fleet. In the first quarter of 2006, 180 Connect (Canada) completed its conversion from a privately owned vehicle model to a company owned vehicle model with the purchase of approximately 2,600 vehicles. These vehicles have been acquired through a capital lease program and are included in the capital lease obligations set forth in 180 Connect (Canada)’s audited consolidated financial statements for the year ended December 31, 2006.
     180 Connect (Canada) recognized a gain of $1.2 million on the extinguishment of debt that it had with its previous lender. The gain was a result of 180 Connect (Canada)’s negotiations with that prior lender reducing the amount of 180 Connect (Canada)’s final payment to an agreed upon amount below what had previously been recorded by 180 Connect (Canada).
     180 Connect (Canada) sold its interest in Control F-1 Corporation (“Control F-1”) to Computer Associates International, Inc. and Computer Associates Canada Company for net proceeds of $1.3 million, which was recognized as a pre-tax gain of $1.3 million in that quarter. The investment had been previously written down to nil in 2004 due to prevailing market conditions. The $6.5 million pre-tax gain on the sale of investments in 2005 was due to the gain on the sale of Guest-Tek.
Income Tax Recovery
     For the year ended December 31, 2006, 180 Connect (Canada) recorded a net $1.5 million income tax recovery, which includes a current tax expense of $0.1 million for state tax liabilities and a deferred tax recovery of $1.6 million to record the amortization of the deferred tax liability associated with certain intangible assets (customer contracts) recognized as part of the acquisition of a U.S. subsidiary and the establishment of a deferred tax asset associated with nondeductible liabilities in the subsidiary.
     For the year ended December 31, 2005, 180 Connect (Canada) recorded a net $2.0 million income tax recovery which consisted of a U.S. federal and state current income tax recovery of $0.5 million, a deferred U.S. federal and state income tax recovery of $2.6 million and a Canadian income tax provision of $1.1 million.
Loss from Continuing Operations
     Loss from continuing operations for the year ended December 31, 2006 was $8.8 million compared to loss from continuing operations of $5.4 million for the comparable period of 2005. This represents an increase of $3.4 million. This increase is primarily due to an increase in depreciation, interest expense and a decrease in the gain on sale of assets, as discussed above in “Other Income and Expense”, partially offset by the items discussed above in the section entitled “Direct Contribution Margin.”
Loss from Discontinued Operations
     180 Connect (Canada) discontinued its operations at certain non-profitable branches as well as certain operations where the contracts with the customer were not renewed. The revenue and expenses for these locations have been reclassified as discontinued operations for all periods presented. Loss from discontinued operations was $5.8 million as compared to a loss of $3.2 million in 2005.
Net Loss
     Net loss for the year ended December 31, 2006 was $14.6 million compared to a net loss of $8.5 million for the comparable period of 2005, or an increase of $6.1 million.
2005 Significant Operating Events
Corporate Relocation
     In 2005, 180 Connect (Canada) incurred a charge of $1.7 million for employee severance and related costs associated with the relocation of 180 Connect (Canada)’s corporate operations to Denver. Employee severance was $1.4 million and employee moving and other expenses amounted to $0.3 million.
Purchase of Digital Interiors, Inc.
     On March 22, 2005, 180 Connect (Canada) acquired certain assets and liabilities of Digital Interiors, Inc., including customer contracts, for approximately $0.4 million cash plus additional contingent purchase consideration based on certain operating performance metrics for Digital Interiors over the next 18 months. As of December 31, 2006, 180 Connect (Canada) did not owe any additional consideration related to the contingent purchase price provisions.
     This acquisition was accounted for under the purchase method of accounting, the application of which requires the use of management’s judgment and estimates and independent third party valuation to the determine the fair market values of the assets and liabilities acquired. 180 Connect (Canada) obtained a third party valuation for these estimates.
Guest-Tek Interactive Entertainment Inc.
     In February 2004, 180 Connect (Canada) sold 18.7% of its interest in Guest-Tek pursuant to a secondary offering of common shares of Guest-Tek for net proceeds to 180 Connect (Canada) of $3.5 million and 180 Connect (Canada) recognized a gain of approximately $3.0 million. 180 Connect (Canada) utilized the proceeds realized on the sale of the Guest-Tek shares to reduce short-term debt incurred in connection with the acquisition of Mountain Center, Inc. (“Mountain”).
     In January 2005, 180 Connect (Canada) sold its remaining interest in Guest-Tek pursuant to a purchase and sale agreement with a private party. Net proceeds to 180 Connect (Canada) were $9.0 million and a pretax gain of $6.5 million was recorded. 180 Connect (Canada) utilized the proceeds realized on the sale of the Guest-Tek shares to fund working capital requirements.
Comparison of Years Ended December 31, 2005 and December 25, 2004

	2005	2004	% Change

Revenue	$279,726,651	$210,675,282	32.8%
Direct expenses	256,334,245	191,797,596	33.6%

Direct contribution margin (1)	23,392,406	18,877,686	23.9%
General and administrative	21,702,824	16,370,043	32.6%

	2005	2004	% Change

Foreign exchange loss	(18,692)	(272,585)	93.1%
Restructuring costs	1,672,485	—	—
Depreciation	6,151,059	2,129,959	188.8%
Amortization of customer contracts	4,093,985	2,851,590	43.6%
Interest expense	3,440,690	2,659,132	29.4%
Gain on sale of assets	(6,897,291)	(1,931,648)	257.1%
Impairment of goodwill and customer contracts	608,096	1,383,371	(56.0)%

Loss from continuing operations before income tax recovery	(7,360,750)	(4,312,176)	70.7%
Income tax recovery	(2,001,727)	(621,000)	222.3%

Loss from continuing operations	(5,359,023)	(3,691,176)	45.2%
Loss from discontinued operations	(3,157,632)	(3,759,662)	(16.0%)

Net loss for the period	$(8,516,655)	$(7,450,838)	14.3%

Loss per share from continuing operations
Basic	$(0.22)	$(0.17)
Diluted	$(0.22)	$(0.17)
Net loss per share
Basic	$(0.36)	$(0.34)
Diluted	$(0.36)	$(0.34)

(1)	DCM consists of revenue less direct expense and excludes general and administrative expense, foreign exchange loss, restructuring costs, interest, depreciation, amortization of customer contracts, impairment of goodwill and customer contracts, gain on sale of assets and income tax recovery for the years ended December 31, 2005 and 2004. DCM is a non-GAAP measure. The comparative GAAP measure is loss from continuing operations. For a reconciliation of DCM to loss from continuing operations, see the section entitled “Direct Contribution Margin”.
Revenue
     Revenue for 2005 increased to $279.7 million from $210.7 million in 2004. This 32.8% increase reflects continued growth in revenue from the installation, integration and fulfillment services provided to 180 Connect (Canada)’s customers. A significant portion of this increase came as a result of 180 Connect (Canada)’s relationship with DIRECTV. Volume increased 45% as DIRECTV channeled more work orders through its Home Service Provider Network, within which 180 Connect (Canada) operates. The volume increases were partially offset by changes in mix between upgrade and service calls and overall rate reductions. During 2005, 180 Connect (Canada) performed approximately 25% of the gross subscriber installations that DIRECTV channeled through its Home Services Provider Network. The cost of inventory for which 180 Connect (Canada) is reimbursed by DIRECTV is offset against the revenue in which the reimbursement is included. 180 Connect (Canada) also experienced additional growth in work order volume from its cable operations. Work from Rogers, Cablevision, Wide Open West and Time Warner contributed to an approximate $6 million increase in revenue during 2005. In addition to the increase in the pay television revenues, 180 Connect (Canada) also recognized modest revenue increases from its launch of the Network Services business.
Direct Contribution Margin
     DCM, defined as revenue less direct operating expenses, increased by $4.5 million, or 23.9%, from $18.9 million in 2004 to $23.4 million in 2005. DCM, as a percentage of revenue, decreased to 8.4% in 2005 from 9.0% in 2004. The decline as a percentage of revenue is primarily attributable to higher training and recruiting expenses, vehicle costs and increased insurance costs. A significant portion of the cost increases are associated with 180 Connect (Canada)’s continued aggressive top line revenue growth. During 2005, 180 Connect (Canada) converted a significant portion of its business to a company-owned vehicle model from a privately-owned vehicle model. This customer-mandated conversion resulted in 180 Connect (Canada) purchasing approximately 2,200 new vehicles through a capital leasing program to replace privately owned vehicles that technicians were required to have in order to work for 180 Connect (Canada). This transition resulted in reduced labor costs as the technician piece rate was reduced to reflect the reduction of lower vehicle reimbursement costs. These reduced costs were offset by increased training and recruiting costs of approximately $1.3 million as 180 Connect (Canada) recognized a higher than expected attrition rate in the technician work force when the piece rate was reduced. The increased fleet and costs associated with the vehicle deployment were also accompanied by increased fuel costs and insurance costs.
     Additional training and recruiting costs, along with small tool costs, were incurred during 2005 in support of 180 Connect (Canada)’s continued growth in cable, network services and Digital Interiors businesses. During 2005, 180 Connect (Canada) increased its trained technician work force by 950 employees to end the year with 3,750 technicians. As a result of this increase in headcount and attrition, 180 Connect (Canada) incurred approximately $9.1 million in training and recruiting costs. Of this amount, approximately $1.0 million was specifically related to the growth of 180 Connect (Canada)’s cable business in addition to increased training related to high definition local programming.
     During 2005, 180 Connect (Canada) incurred approximately $0.9 million related to costs associated with hurricanes Katrina and Rita.
     Insurance costs, particularly workers compensation costs primarily in California, negatively impacted 180 Connect (Canada)’s operating results. During 2005, insurance costs increased by approximately $6.2 million over 2004, primarily as a result of the increased fleet and technician headcount.
     During 2005, 180 Connect (Canada) continued to face operational challenges with respect to the management of its inventory flow throughout its entire 85 branch network and its service vehicle fleet which also carry inventory. Tracking 180 Connect (Canada)’s rolling stock on each vehicle continued to prove difficult as there were times when more expensive inventory components were used as substitutes for less expensive inventory components in order to ensure 180 Connect (Canada)’s work orders were completed and closed on a timely, high quality basis. The use of higher cost inventory is often not reimbursed by 180 Connect (Canada)’s customer. The use of higher cost inventory substitutes and the difficulty in tracking the rolling stock included in 180 Connect (Canada)’s fleet vehicles and at subcontractor locations led to an inventory write-off of approximately $2.4 million. The write-offs are included as a direct cost as they represent inventory shrink due to poor inventory management practices. 180 Connect (Canada) continued its diversification and growth strategy during the year and incurred approximately $2.0 million of start-up costs related to its cable and Digital Interiors businesses.
     DCM is a non-GAAP measure. The comparable GAAP measure is loss from continuing operations. Loss from continuing operations was $5.4 million in the year ended December 31, 2005, an increase of $1.7 million compared to loss from continuing operations of $3.7 million in the same financial period of 2004.
The following is a reconciliation of DCM to net loss from continuing operations:
Reconciliation of DCM to Loss from Continuing Operations

	2005	2004

Direct contribution margin	$23,392,406	$18,877,686
General and administrative	21,702,824	16,370,043
Foreign exchange gain	(18,692)	(272,585)
Restructuring costs	1,672,485	—
Depreciation	6,151,059	2,129,959
Amortization of customer contracts	4,093,985	2,851,590
Interest expense	3,440,690	2,659,132
Gain on sale of assets	(6,897,291)	(1,931,648)
Impairment of goodwill and customer contracts	608,096	1,383,371

Loss from continuing operations before income tax	(7,360,750)	(4,312,176)
Income tax recovery	(2,001,727)	(621,000)

Net loss from continuing operations	$(5,359,023)	$(3,691,176)

General and Administrative Expenses and Restructuring Costs
     General and administrative expenses were $21.7 million for 2005, an increase of $5.3 million from 2004. Administrative expenses as a percentage of revenue remained stable at 7.8% for 2004 and 2005. The increase in general and administrative expenses was caused largely by a $0.2 million charge for legal and professional fees in connection with an abandoned acquisition, $2.5 million of legal reserves recorded in connection with a Department of Labor action and approximately $0.7 million in duplicative costs and travel costs incurred in connection with the transition and closure of 180 Connect (Canada)’s Ft. Lauderdale office. In addition to the charges above and $0.25 million of costs associated with internal control reviews, general and administrative costs increased by approximately $1.25 million resulting from increased professional fees, software licensing costs and rental costs. Further increases of approximately $0.7 million were related to an increase in business development and marketing professionals which were critical to 180 Connect (Canada)’s revenue growth programs and $0.3 million was related to enhanced insurance programs.
     Also during 2005, 180 Connect (Canada) recognized a charge of $1.7 million for employee severance and related costs associated with the commencement of 180 Connect (Canada)’s move of its back office operations and corporate offices to Denver.
Other Income and Expenses
     In 2005, depreciation expense of $6.2 million represented an increase of $4.1 million from 2004, primarily attributable to the new fleet of 2,200 vehicles put into service in 2005. Amortization of customer contracts of $4.1 million in 2005 increased by $1.2 million from 2004 primarily due to amortization of customer contracts associated with the acquisition of Mountain in 2004 and the full year effect of additional amortization of customer contracts recognized on the acquisition of the minority interest in Cable Play Inc. Interest expense increased by $0.7 million in 2005 primarily due to rate variances and the purchase of new vehicles. The $6.9 million gain on investments and asset write-downs in 2005 was due to a gain on the sale of 180 Connect (Canada)’s interest in common shares of Guest-Tek. Impairment of goodwill and customer contracts in 2005 of $0.6 million was primarily due to the termination of a cable customer relationship in the New Jersey market.
Income Tax Recovery
     180 Connect (Canada) recorded a net $2.0 million income tax recovery for 2005 which consisted of a U.S. federal and state income tax recovery of $0.5 million and U.S. Federal tax recovery of $2.6 million, partially offset by a Canadian deferred tax provision of $1.1 million.
     The $1.1 million Canadian tax provision is related to the gain on the sale of the common shares of Guest-Tek. In 2004, a Canadian tax recovery was recognized to effect the utilization of the loss carry forwards as this utilization, as it relates to the amount of the gain on the Guest-Tek common shares had been assured as of December 25, 2004 despite the fact that the gain on the sale of the Guest-Tek common stock was recorded on 180 Connect (Canada)’s financial statements in 2005. This Canadian tax provision reverses that tax recovery to reflect the net utilization of the loss carry forward on the sale of the stock.
     As of December 31, 2005, 180 Connect (Canada)’s Canadian subsidiaries had unused non-capital losses totaling $15.7 million that may be applied to reduce taxable income of future years. These non-capital losses expire commencing in 2007 through to 2012. The Canadian subsidiaries have net capital loss carry forwards of $5.5 million which may be carried forward indefinitely to be applied against future taxable capital gains. 180 Connect (Canada)’s U.S. subsidiaries have a net operating loss carryforward of $17.7 million which will begin to expire in 2021.
Loss from Continuing Operations
     Loss from continuing operations increased by $1.7 million, from a loss of $3.7 million in 2004, to a loss of $5.4 million in 2005.

Loss from Discontinued Operations
     180 Connect (Canada) discontinued its operations at certain non-profitable branches as well as certain operations where the contracts with the customer were not renewed. The revenue and expenses for these locations have been reclassified as discontinued operations for all periods presented. Loss from discontinued operations was $3.2 million as compared to a loss of $3.8 million in 2004.
Net Loss
     Net loss for the year ended December 31, 2005 was $8.5 million compared to a net loss of $7.5 million for the comparable period of 2004, or an increase of $1.0 million.
Liquidity and Capital Resources
     180 Connect (Canada)’s primary sources of liquidity are its operating cash flows from continuing operations and its borrowings under its credit facilities. Cash flow provided by (used) in continuing operations for the three and six months ended June 30, 2007 was $0.2 million and $(0.9) million, respectively.
     On March 13, 2007, 180 Connect (Canada) announced that it had entered into an arrangement agreement (“Arrangement Agreement”) with Ad.Venture Partners, Inc. (“AVP”), a special purpose acquisition company. On August 24, 2007, the Arrangement Agreement was consummated and as a result, 180 Connect (Canada) became an indirect wholly-owned subsidiary of AVP, which was re-named “180 Connect”.
     On August 1, 2006, 180 Connect (Canada) entered into a Security and Purchase Agreement with Laurus Master Fund (“Laurus”) for the refinancing of its long-term debt. The agreement provided up to $57 million of debt comprised of a $37 million revolving credit and over-advance facility and a $20 million term facility, with an interest rate of prime plus 3% on the revolving credit facility, subject to a minimum interest rate of 10%, an interest rate of prime plus 5% on any over-advance under the revolving credit facility, subject to a minimum interest rate of 11% and an interest rate of prime plus 5% on the term facility, subject to a minimum interest rate of 12%. For the period of August 1, 2006 to July 31, 2007, 180 Connect (Canada) can draw in excess of the eligible trade receivables and inventory an over advance amount up to $9 million but not to exceed an aggregate amount of $37 million. Availability under the revolving facility fluctuates daily based on receivables and inventory. After July 31, 2007, the over advance became part of the revolving facility. As of August 29, 2007, 180 Connect (Canada) had availability of $12.0 million under the revolving facility and the balance outstanding was $14.0 million. Monthly repayments on the term loan of $666,667 commenced February 1, 2007. Repayment of its indebtedness to Laurus is secured by all of its real and personal property. Subsequent to June 30, 2007 180 Connect (Canada) entered into an amendment agreement with Laurus securing additional interim financing. On August 24, 2007, 180 Connect (Canada) repaid $5.0 million on the term loan pursuant to the consummation of the Arrangement Agreement.
     180 Connect (Canada) is not subject to any financial covenants with respect to the credit facilities but is subject to other covenants including certain restrictions on its subsidiaries on assuming or guaranteeing additional indebtedness, forgiving any indebtedness, issuing any preferred stock, purchasing stock (other than of a subsidiary), making loans other than loans to employees or to its subsidiaries, entering into a merger, consolidation or reorganization, materially changing the nature of its business, changing its accounting practices and disposing of its assets. In addition, the failure to make required payments under the facilities or other indebtedness, the failure to adhere to a covenant or the occurrence of material adverse changes to its business, bankruptcy, certain changes to its ownership or Board of Directors, among other events, could result in an event of default under the facilities. As of June 30, 2007, 180 Connect (Canada) was in compliance with the covenants of its credit facilities. 180 Connect (Canada) obtained a waiver from its lenders with regards to the AVP acquisition as it may constitute a change of control as defined in section 19(1) of the debt agreement. The replacement credit facilities resulted in the replacement of approximately $33 million of short-term debt which would have matured September 30, 2006 with up to approximately $57 million of long term debt, thereby reducing its current working capital deficiency.

     In addition, 180 Connect (Canada) issued a warrant to Laurus to purchase up to 2,000,000 common shares for nominal consideration of CDN$0.01 per share, having a term of seven years. The issuance of the warrant to Laurus was approved by 180 Connect (Canada)’s shareholders at its annual and special meeting held June 30, 2006. On April 2, 2007, Laurus exercised its right under the warrant to purchase the 2,000,000 common shares.
     Laurus has agreed not to sell any common shares issued upon exercise of the warrant until July 31, 2007. Thereafter, Laurus may, at its election and assuming exercise of the warrant, sell up to 250,000 common shares per calendar quarter (on a cumulative basis) over each of the following eight quarters, subject to applicable securities laws restrictions and limitations.
     On March 22, 2006, 180 Connect (Canada) completed a private placement to a group of institutional investors. For an aggregate purchase price of $10.7 million, the investors purchased convertible debentures and warrants to purchase 1,570,100 common shares. The convertible debentures accrue interest at a rate of 9.33% per annum, payable quarterly, in arrears, based on a 360-day year. The debentures mature on March 22, 2011. In addition, the debentures will accelerate to maturity upon the occurrence of a default on the debentures by 180 Connect (Canada). The terms of the debentures allow the investors, at their discretion, to convert all or part of the debentures into its common shares. The aggregate number of common shares to be delivered upon such conversion is approximately 4.5 million shares, subject to adjustment in accordance with the terms of the debentures and subject to additional contractual limitations as described in the debentures. During the second quarter of 2007, one of the institutional investors of the convertible debentures and warrants exercised its option to convert in total $2,024,785 of principal under the 9.33% convertible debentures into 850,000 common shares. Subsequent to the consummation of the Arrangement, on August 29, 2007 the holders of the convertible debentures exercised their right to call an event of default and to accelerate the maturity of the debentures. Reference is made to the Pro Forma Financial Statements included as an exhibit to the Current Report on Form 8-K.
     The warrants to purchase 1,570,100 common shares issued to the investors in the private placement are exercisable until March 21, 2010. The exercise price of the warrants is $4.331, subject to adjustment in accordance with the terms of the warrants (which adjustment is limited and capped as described in the warrants). The warrants may be exercised through a cashless exercise.
     In connection with the private placement 180 Connect (Canada) also entered into a registration rights agreement which requires it to file a registration statement relating to the common shares underlying the convertible debentures and warrants with the SEC within 30 days after our common shares are listed on a United States trading market.
     In the event 180 Connect (Canada) does not meet deadlines relating to the filing and effectiveness of the registration statement, it is required to pay, on a monthly basis, liquidated damages of approximately $214,000 per month (2% of the aggregate purchase price paid by the investors in the private placement), up to a maximum of approximately $3.4 million, until such obligations are fulfilled.
     180 Connect (Canada) entered into agreements with third party leasing companies to lease approximately 2,600 vehicles pursuant to its fleet expansion program. Under these agreements, 180 Connect (Canada)’s lease payment obligations amounted to $43.7 million for the periods of 2005 through 2009. As at June 30, 2007, 180 Connect (Canada) had a remaining contractual capital obligation of $25.2 million. These vehicles have been recorded as capital leases.
     On July 2, 2007 180 Connect (Canada) entered into an amendment agreement with Laurus securing additional interim financing to fund working capital until August 24, 2007.
     Pursuant to the terms of the agreement, Laurus agreed to provide an additional $8.0 million to 180 Connect (Canada) as an increase to the current $37.0 million revolving loan, for a total revolving loan of $45.0 million. As part of this arrangement, Laurus also agreed to extend the maturity of the existing $9.0 million over-advance letter on a revolving loan from July 31, 2007 until August 24, 2007.
     Certain AVP shareholders agreed to provide a limited recourse guaranty for the additional financing Laurus is providing to 180 Connect (Canada) by placing $7.0 million in a brokerage account pledged to Laurus which may be used solely to purchase AVP shares.

     Laurus also agreed to loan $10.0 million to a special purpose corporation for the purpose of purchasing shares of AVP common stock. The special purpose corporation is a third-party arms-length corporation to both 180 Connect (Canada) and AVP. Neither the special purpose corporation nor Laurus has agreed to make any specific amount of purchases or to vote any shares purchased in any specific manner in connection with the arrangement. 180 Connect (Canada) and AVP anticipate that any AVP shares purchased by the special purpose corporation would be purchased in privately negotiated transactions.
     In connection with the amendment, Laurus received warrants to purchase one million common shares of 180 Connect (Canada) with a five-year term, exercisable at $2.61 per share, the market price at the time of issue, with the shares issuable thereunder, subject to a one-year lock-up. Laurus will also receive a 2.5% management fee on the $8.0 million increase to the revolver or $200,000 and a $1.4 million commitment fee which will be paid at the Laurus Expiration Date.
     In addition, 180 Connect (Canada) and AVP agreed to adjust the exchange ratio under the arrangement from 0.6272 to 0.60 and to eliminate the adjustment to the exchange ratio based on relative transaction expenses of the parties.
     On August 24, 2007, 180 Connect (Canada) paid Laurus $5.0 million principal on the term note upon the consummation of the Arrangement. At August 24, 2007, 180 Connect (Canada) had no outstanding borrowings under either the additional $8.0 million revolving loan or the existing $9.0 million overadvance facility.
     As consideration for the guaranty and pledge, pursuant to the terms of a Letter Agreement between 180 Connect (Canada) and the AVP Shareholders dated July 2, 2007 (the “180 Connect (Canada)/the AVP Shareholders”), 180 Connect (Canada) agreed to reimburse the AVP Shareholders up to $150,000 for their fees and expenses in connection with the guaranty and pledge.
Cash Flow from Operating Activities
     For the three months ended June 30, 2007 and June 30, 2006, cash provided by operating activities was $0.3 million and $2.5 million, respectively. In the second quarter of 2007, accounts receivable increased by $5.8 million primarily due to an increase in the trade receivable with DIRECTV. Restricted cash requirements were reduced by $1.2 million, primarily as a result of the reduction in 180 Connect (Canada)’s insurance collateral requirements due to 180 Connect (Canada)’s continued satisfaction of its insurance obligations. Insurance premium deposits were reduced by approximately $2.4 million primarily due to 180 Connect (Canada)’s payment arrangement with its insurance carrier.
     In the second quarter of 2006, inventory decreased by $5.4 million as a result of the efficient management of inventory quantities and reduction in equipment cost primarily related to DIRECTV. This increase in operating cash flow was partially offset by an increase in insurance deposits of $2.3 million.
     For the six months ended June 30, 2007 and June 30, 2006, cash provided by (used in) operating activities was $(0.9) million and $6.5 million, respectively. In 2007, accounts receivable decreased by $7.9 million primarily due to the collection of trade receivables and a decrease in the equipment receivable with DIRECTV. Restricted cash requirements were reduced by $2.6 million, primarily as a result of the reduction in the insurance collateral requirements due to 180 Connect (Canada)’s continued satisfaction of its insurance obligations. Insurance premium deposits were reduced by approximately $4.6 million primarily due to 180 Connect (Canada)’s payment arrangement with its insurance carrier. These increases in operating cash flow were primarily offset by a decrease of $17.3 million in accounts payable and accrued liabilities mostly due to a decrease of $16.3 million in the equipment purchase liability with DIRECTV.
     In 2006, accounts receivable decreased by $18.3 million as a result of a new semi-monthly payment program with DIRECTV. Additionally, inventory decreased by $7.5 million primarily in equipment costs related to DIRECTV. A decrease in accounts payable and accrued liabilities of $15.7 million is also directly related to 180 Connect (Canada)’s business relationship with DIRECTV and the new semi-monthly payment terms.
     For the years ended December 31, 2006 and 2005, cash provided by (used in) operating activities was $6.3 million and $(15.5) million, respectively. The increase in cash provided by operating activities in 2006 was due to an increase in depreciation, amortization and impairment and amortization of deferred financing costs and accretion of loan discount of $19.9 million. The increase in depreciation, amortization and impairment related, primarily, to the financing of 180 Connect (Canada)’s vehicle lease. The reduction in inventory balances of $4.5 million was the result of improved inventory management and payment terms. The payment terms for equipment purchased from DIRECTV are 30-45 days from the shipment date, depending upon the product type. These terms have a positive affect on operating cash flows because DIRECTV pays 180 Connect (Canada) for inventory consumed on average twenty days after it is received. These positive cash flows were offset by an increase in insurance premium deposits of $6.2 million as 180 Connect (Canada) increased the collateral related to the renewal of its insurance program. In 2005, accounts receivable increased by $6.5 million and restricted cash increased by $8.7 million as 180 Connect (Canada) increased the collateral related to the renewal of 180 Connect (Canada)’s insurance program. An increase in accounts payable and accrued liabilities of $14.3 million and an increase in inventory of $2.4 million were directly related to 180 Connect (Canada)’s business relationship with DIRECTV.
          In 2004, cash provided by operating activities was $3.8 million. An increase in accounts payable and accrued liabilities of $18.6 million less the increase in accounts receivable of $0.6 million, and an increase in inventory of $12.9 million is directly related to 180 Connect (Canada)’s relationship with DIRECTV.
Cash Flow from Investing Activities
     Our historical investing activities consisted primarily of the purchase of property, plant and equipment and business acquisitions.
     For the quarter ended June 30, 2007 and June 30, 2006, cash used in investing activities was $1.0 million and $0.4 million respectively, from the purchase of property, plant, and equipment. For the six months ended June 30, 2007 and June 30, 2006 cash used in investing activities was $1.7 million and $0.1 million, respectively. In the six months ended June 30, 2006 180 Connect (Canada) realized net proceeds of $1.3 million for the sale of our remaining interest in Control F-1 which was offset by the purchase of property, plant and equipment of $1.5 million.
     In 2006, cash used in investing was $1.4 million. In 2006, 180 Connect (Canada) realized net proceeds of $1.3 million for the sale of 180 Connect (Canada)’s remaining interest in Control F-1 which was offset by the purchase of property, plant and equipment of $2.7 million.
     In 2005, cash provided by investing activities was $21.7 million. The increase in cash provided by investing activities during the period was primarily attributable to the sale of short term investments of $16.2 million, proceeds from the sale of the common shares of Guest-Tek of $10.0 million, $2.0 million on sale of investment of Wal-Mart Stores, offset by capital expenditures of $5.7 million.
     In 2004, cash used in investing activities was $16.2 million. The decrease in cash provided by investing activities during the period was primarily attributable to the purchase of long term investments of $18.2 million, and capital expenditures of $1.9 million offset by proceeds from the sale of the common shares of Guest-Tek of $3.5 million.
Cash Flow from Financing Activities
     180 Connect (Canada) financing activities have historically consisted primarily of the use of revolving lines of credit, term loans, debentures and the issuance of equity.
     For the quarter ended June 30, 2007, cash used in financing activities was $0.2 million. The refinancing of approximately 1,020 vehicles with a third party leasing company under a capital lease resulted in net proceeds of approximately $3.5 million and the revolving line of credit provided $0.3 million. This increase in cash was offset by the payment of $4.0 million for scheduled capital lease payments.
     For the quarter ended June 30, 2006, cash used in financing activities was $4.7 million primarily due to the payment of $4.7 million of capital lease payments.

     An assumed one percentage point decrease in interest rates would have the effect of decreasing interest expense by approximately $0.1 million for the quarter ended June 30, 2007.
     For the six months ended June 30, 2007, cash provided by financing activities was $0.1 million. The refinancing of approximately 1,020 vehicles with a third party leasing company under a capital lease resulted in net proceeds of approximately $3.5 million. The revolving line of credit provided $4.1 million offset by the payment of $7.5 million for scheduled capital lease payments.
     For the six months ended June 30, 2006, cash used in financing activities was $5.7 million. 180 Connect (Canada) completed a private placement of $10.7 million of convertible debentures and warrants. This was offset by the repayment of $7.4 million of its long term debt pursuant to agreements with its lenders and the payment of $7.8 million for capital lease obligations primarily related to its new fleet.
     The working capital deficiency at June 30, 2007 was due, primarily, to the 30-45 day payment terms for inventory purchased from DIRECTV and the approximately 20 day receivable terms from DIRECTV for that inventory when it is installed in the consumer’s home.
     180 Connect (Canada) believes that operating cash flow from continuing operations and availability under existing credit facilities and the net funds received upon the consummation of the Arrangement Agreement on August 24, 2007 will be sufficient to meet its short-term and long-term requirements for ongoing operations, planned growth, and acquisitions. However, 180 Connect (Canada) derives a significant portion of our revenue from a limited number of customers.
     For the year ended 2006, cash used in financing activities was $5.3 million. In the third quarter of 2006, the refinancing of the long term debt provided $42.1 million used to extinguish 180 Connect (Canada)’s previous debt of $32.9 million plus issuance costs of $3.5 million. In 2006, 180 Connect (Canada) completed a private placement of $10.7 million of convertible debentures and warrants. This was offset by the payments of $15.0 million for capital lease obligations primarily related to 180 Connect (Canada)’s new fleet and the repayment of $7.7 million of its long-term debt pursuant to agreements with its lenders.
     An assumed one percentage point decrease in the interest rates would have the effect of decreasing interest expense by approximately $0.4 million for the year ended December 31, 2006.
     In 2005, cash used in financing activities was $15.3 million. The decrease in cash flow from financing activities in 2005 was attributable to the repayment of long-term debt of $6.9 million, $4.9 million paid in connection with capital lease financing associated with 180 Connect (Canada)’s new fleet in 2005 and a settlement with the sellers of Mountain for $2.95 million relating to 180 Connect (Canada)’s purchase of that company. 180 Connect (Canada) also paid $1.2 million to repurchase a number of its shares as part of a normal course issuer bid approved by its board of directors for 2005.
     In 2004, cash provided by financing activities was $21.2 million. The increase in cash flow from financing activities in 2004 was attributable to the net IPO proceeds of $27.2 million offset by the repayment of long-term debt of $5.4 million
Contractual Obligations
     180 Connect (Canada) has long-term debt obligations, various operating leases and purchase commitments for equipment. The amount of estimated future payments under such arrangements is detailed in the following table.

	As of June 30, 2007
	Contractual Obligations Due by Period
	Total	Within 1 Year	2 – 3 Years	4 – 5 Years	Thereafter

Long term debt (1) (5) (6)	$43,568,216	$6,752,886	$36,815,330	$—	$—
Convertible debt (2, 4 and 7)	8,661,316	—	8,661,316	—	—
Operating leases, real property	8,442,919	3,371,601	4,031,915	1,039,403	—
Operating leases, equipment and trucks	1,289,555	364,667	587,411	337,477	—

	As of June 30, 2007
	Contractual Obligations Due by Period
	Total	Within 1 Year	2 – 3 Years	4 – 5 Years	Thereafter

Capital leases, I/T Equipment	379,129	209,121	127,890	42,118	—
Capital leases – Vehicles (3)	26,684,309	12,718,215	13,943,596	22,498	—

Total	$89,025,444	$23,416,490	$64,167,458	$1,441,496	$—

(1)	The long term debt amounts in the schedule above do not include interest because it is at variable rates. 180 Connect (Canada) estimated interest expense based on current interest rates, current balances and scheduled repayments. The estimated interest expense for the remainder of 2007, 2008-2009, 2010-2011 and thereafter is $2,673,203, $8,153,229 and nil, respectively.

(2)	The convertible debt amounts in the schedule above do not include interest because it is at variable rates. 180 Connect (Canada) estimated interest expense based on current interest rates, current balances and scheduled repayments. The estimated interest expense for the remainder of 2007, 2008-2009, 2010-2011 and thereafter is $498,507, $1,994,026 and $1,221,341, respectively.

(3)	Capital lease obligations include interest in the table above.

(4)	The convertible debt is a short term liability, however it is classified as long term in the financial statements as 180 Connect (Canada) has the ability to refinance this liability with its existing long term credit facility.

(5)	On July 2, 2007, 180 Connect (Canada) amended its financing agreement with Laurus.

(6)	On August 24, 2007, 180 Connect (Canada) repaid $5.0 million of long term debt pursuant to the consummation of the Arrangement.

(7)	On August 29, 2007, the Company repaid the outstanding principal of the convertible debentures in full including a 20% premium plus accrued interest. The total payment was approximately $10.5 million of which $8.7 million was the face value.
Off-Balance Sheet Arrangements
     There were no off-balance sheet transactions entered into during the three and six months ended, June 30, 2007. Off-balance sheet arrangements include any contractual arrangement with an entity not reported on a consolidated basis with 180 Connect (Canada). 180 Connect (Canada) did not have any obligations under guaranteed contracts for financing instruments, a retained or contingent interest in assets transferred to an unconsolidated entity, any obligations under derivative interests or any special purpose entity transactions.
Transactions with Related Parties
     During the second quarter of 2006, 180 Connect (Canada) entered into a one-year arrangement with a member of its Board of Directors for professional services to be provided in connection with 180 Connect (Canada)’s long-term debt refinancing and strategic alternatives process. The agreements provide for maximum base compensation of $300,000. During 2006, in addition to base salary payments, the director earned and was paid $240,000 in connection with 180 Connect (Canada)’s debt refinancing and a $210,000 discretionary bonus, of which $60,000 was paid in 2006 and $150,000 was paid in the first quarter of 2007. Additional bonuses can be earned by the director in connection with closing of the arrangement transaction with AVP
     In accordance with their agreement with 180 Connect (Canada), three of the 180 Connect (Canada)’s directors will receive bonuses upon closing of the AVP arrangement, in the amount of $1.6 million, $150,000 and $225,000. In compliance with 180 Connect (Canada)’s policy on conflicts of interest, each of these directors declared their interest and abstained from voting in connection with the approval 180 Connect (Canada)’s Board of Directors of the Arrangement Agreement and the transactions contemplated thereunder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of the Company’s common stock upon consummation of the Arrangement by:
•	each person known by us to be the beneficial owner of more than 5% of the Company’s outstanding shares of common stock;

•	each of the officers and directors of the Company; and

•	all of the officers and directors of the Company as a group.

	Amount and
	Nature of Beneficial	Percentage of
Name and Address of Beneficial Owner	Ownership(2)	Outstanding Common Stock
Howard S. Balter(1)(3)	4,545,811	17.65%
Ilan M. Slasky(1)(4)	2,618,782	10.70%
Lawrence J. Askowitz(1)	45,000	*
M. Brian McCarthy(1)(5)	102,000	*
Peter Giacalone(1)(5)	120,000	*
David Hallmen(1)(6)	125,522	*
Byron Osing(1)(7)	1,225,001	5.26%
Steven Westberg(1)(8)	7,999	*
Mark Burel(1)	0	*
Joel Meltzner(1)	0	*
Jiri Modry(1)	0	*
All directors and executive officers as a group (11 individuals)	8,790,116	32.29%

*	Less than 1%.

(1)	The business address is c/o 180 Connect Inc., 6501 E. Belleview Avenue, Englewood, Colorado 80111.

(2)	Reflects beneficial ownership following exchange of each outstanding 180 Connect common share for 0.6 shares of Ad.Venture common stock.

(3)	Pursuant to the Schedule 13D/A filed by Mr. Balter on August 20, 2007, includes (i) 1,366,209 shares of common stock held by Mr. Balter, (ii) 300,000 shares of common stock held by The H. Balter 2007 Associates, LLC, of which Mr. Balter is sole non-managing member, (iii) 200,000 shares of common stock held by The Howard S. Balter 2007 Grantor Retained Annuity Trust II (the “Balter GRAT”), and (iv)

2,529,602 shares issuable upon exercise of outstanding warrants within 60 days of August 20, 2007. Mr. Balter also informed the Company that on August 21, 2007, the Balter GRAT purchased an additional 150,000 shares of common stock. Mr. Balter disclaims beneficial ownership of the shares held by the Balter GRAT except to the extent of his pecuniary interest therein.

(4)	Pursuant to Schedule 13D/A filed by Mr. Slasky on August 20, 2007, includes (i) 1,053,984 shares of common stock held by Mr. Slasky, (ii) 300,000 shares of common stock held by the Ilan Slasky 2007 Grantor Retained Annuity Trust (the “Slasky GRAT”), and (iii) 1,264,798 shares issuable upon exercise of outstanding warrants within 60 days of August 20, 2007. Mr. Slasky disclaims beneficial ownership of the shares held by the Slasky GRAT except to the extent of his pecuniary interest therein.

(5)	Includes 60,000 shares issuable upon exercise of outstanding stock appreciation rights within 60 days of August 29, 2007.

(6)	Includes 51,657 shares issuable upon exercise of outstanding stock options within 60 days of August 29, 2007.

(7)	Includes 85,234 shares issuable upon exercise of outstanding stock options within 60 days of August 29, 2007.

(8)	Includes 7,999 shares issuable upon exercise of outstanding stock appreciation rights within 60 days of August 29, 2007.
DIRECTORS AND EXECUTIVE OFFICERS
     The directors and executive officers of the Company upon consummation of the Arrangement are set forth in the Registration Statement, in the section entitled “Directors and Officers of Ad.Venture Following the Arrangement,” pages 176-179, which is incorporated herein by reference.
EXECUTIVE COMPENSATION
     Reference is made to the disclosure set forth in the Registration Statement, in the section entitled “Compensation Discussion and Analysis,” pages 179-188, which is incorporated herein by reference.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
     Reference is made to the disclosure set forth in the Registration Statement, in the section entitled “Certain Relationships and Related Transactions,” pages 190-192, and the section entitled “Directors and Officers of Ad.Venture Following the Arrangement,” pages 176-179, which are incorporated herein by reference.
     Reference is made to the disclosure set forth in the written communication pursuant to Rule 425 set forth in the Company’s Current Report on Form 8-K filed with the SEC on August 24, 2007, which is incorporated herein by reference.
Director Independence
     The Board has determined that Messrs. Askowitz, Hallmen, Meltzner, Modry and Osing qualify as independent under the rules of the Nasdaq Global Market.
Audit Committee
     The Board has established an audit committee composed of Mr. Osing as chair and “audit committee financial expert” as that term is defined under Item 407 of Regulation S-K promulgated by the SEC, and Messrs Hallmen and Askowitz as members.

Nominating and Governance Committee
     The Board has established a nominating committee composed of Mr. Meltzner as chair and Messrs. Askowitz, Osing and Hallmen as members.
Compensation Committee
     The Board has established a compensation committee composed of Messrs. Hallmen and Askowitz as co-chairs and Mr. Meltzner as a member.
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
     The Company’s common stock, warrants and units are traded on the OTC Bulletin Board under the symbols AVPA, AVPAW and AVPAU, respectively.
     The following tables set forth, for the calendar quarter indicated, the quarterly high and low bid information of the Company’s units, common stock and warrants, respectively, as quoted on the OTC Bulletin Board. The quotations listed below reflect interdealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions.
Units

Quarter Ended	High	Low
June 30, 2007	$7.15	$6.37
Common Stock

Quarter Ended	High	Low
June 30, 2007	$5.79	$5.69
Warrants

Quarter Ended	High	Low
June 30, 2007	$0.67	$0.315
     The following table sets forth, for the calendar quarter indicated, the quarterly high and low sale prices (in $USD) for 180 Connect (Canada)’s common shares on the TSX prior to the completion of the Arrangement.

Quarter Ended	High	Low
June 30, 2007	$2.91	$1.99
     Reference is made to the disclosure set forth in the Registration Statement, in the section entitled “Price Range of Securities and Dividends,” pages 193-194, and the disclosure set forth above in the section entitled “Executive Compensation”, which are incorporated herein by reference.
RECENT SALES OF UNREGISTERED SECURITIES
     Reference is made to the disclosure set forth in the Registration Statement on Form S-1, filed with the SEC on April 18, 2005, as amended (No. 333-124141), in “Item 15. Recent Sales of Unregistered Securities”, which is incorporated herein by reference. The information set forth in Item 3.02 of this Report is incorporated herein by reference.

DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED
     Reference is made to the disclosure set forth in the Registration Statement, in the section “Description of Ad.Venture and 180 Connect Securities,” pages 195-202, which is incorporated herein by reference.
INDEMNIFICATION OF DIRECTORS AND OFFICERS
     The Company’s certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by the Company to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.
     “Section 145. Indemnification of officers, directors, employees and agents; insurance.
     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
     (e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
     (h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
     (i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     Paragraph B. of Article Seventh of the Company’s amended and restated certificate of incorporation provides:
     “The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding or which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.”
     Article VII of the Company’s Bylaws provides for indemnification of any of the Company’s present or former directors, officers, employees or agents for certain matters in accordance with Section 145 of the DGCL.
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
     The financial statements and supplementary data set forth in Item 9.01 of this Report is incorporated herein by reference.
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
     The information set forth in Item 4.01 of this Report is incorporated herein by reference.
FINANCIAL STATEMENTS AND EXHIBITS
     The information set forth in Item 9.01 of this Report is incorporated herein by reference.
Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     As set forth above in Item 2.01, the Company consummated the Arrangement with 180 Connect (Canada) on August 24, 2007. Pursuant to the convertible debentures of 180 Connect (Canada), which were assumed by the Company in connection with the Arrangement, as set forth above in Item 1.01, the consummation of the arrangement by 180 Connect (Canada) constituted an event of default under the convertible debentures. On August 29, 2007, each of the three holders of the convertible debentures provided the Company with notice of acceleration.
     On August 29, 2007, the Company paid each of Radcliffe SPC, Ltd. and CAMOFI Master LDC an amount of $2,847,467.21, and on August 30, 2007, the Company paid Midsummer Investment, Ltd. an amount of $4,832,113.29 each such amount including outstanding principal, a 20% redemption premium and accrued but unpaid interest.

Item 3.03. Material Modification to Rights of Security Holders.
     On the Effective Date, pursuant to shareholder approval, the Company amended and restated its certificate of incorporation. The information regarding the amended and restated certificate of incorporation is set forth in Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.
Item 4.01. Changes in Registrant’s Certifying Accountant.
     On the Effective Date, in connection with the completion of the Arrangement, the Board of Directors replaced Eisner LLP with Ernst & Young LLP as the Company’s principal accountant and auditor.
     During the Company’s two fiscal years ended March 31, 2006, and March 31, 2007 and through August 24, 2007, there were no disagreements between the Company and Eisner LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure that, if not resolved to Eisner LLP’s satisfaction, would have caused it to make reference to the matter in conjunction with its report on the Company’s consolidated financial statements for the relevant year; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.
     The Company provided Eisner LLP with a copy of the foregoing disclosures and requested that Eisner LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not Eisner LLP agrees with the aforementioned statements. A copy of the letter furnished by Eisner LLP in response to that request is included as Exhibit 16.1 to this Current Report on Form 8-K.
     During the two most recent fiscal years and through August 24, 2007, the Company has not had any disagreement with Ernst & Young LLP regarding any of the matters described in Item 304(a)(2) of Regulation S-K.
     Reference is made to the disclosure set forth in the Registration Statement, in the section entitled “The Auditor Selection Proposal,” pages 140-141, which is incorporated herein by reference.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     On the Effective Date, in connection with the completion of the Arrangement, Dr. Shlomo Kalish resigned as a member of the Company’s board of directors. At the special meeting of the shareholders of the Company on the Effective Date, the Company’s shareholders elected Messrs. Howard S. Balter, Ilan M. Slasky and Lawrence J. Askowitz as directors of the Company. Reference is made to the disclosure set forth in the Registration Statement, in the section entitled “The Director Election Proposal,” page 142, which is incorporated herein by reference.
     On the Effective Date, the board of directors of the Company appointed Messrs. M. Brian McCarthy, Peter Giacalone, David Hallmen, Joel R. Meltzner, Byron Osing and Jiri Modry as directors of the Company.

     Reference is made to the disclosure set forth in the Registration Statement, in the section entitled “Directors and Officers of Ad.Venture Following the Arrangement,” pages 176-179, which is incorporated herein by reference.
     At the special meeting of the shareholders of the Company on the Effective Date, the Company’s shareholders approved the adoption of the 2007 Long-Term Incentive Plan. Reference is made to the disclosure set forth in the Registration Statement, in the section entitled “The Long-Term Incentive Plan Proposal,” pages 134-139, which is incorporated herein by reference.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     (a) In connection with the completion of the Arrangement, on the Effective Date, the Company amended and restated its certificate of incorporation to (i) change its name from Ad.Ventures Partners, Inc. to 180 Connect Inc., (ii) remove certain provisions of its articles of incorporation relating to its prior status as a blank-check company, (iii) clarify expiration dates for the terms of the three classes of directors such that the Class A directors will stand for reelection in 2008, the Class B directors will stand for reelection in 2009, the Class C directors will stand for reelection in 2010 and directors elected at subsequent annual meetings will be elected to serve for three year terms, (iv) increase the number of authorized shares from 50,000,000 to 100,000,000 shares and (v) authorize a special voting share. The amended and restated certificate of incorporation is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.
     Reference is made to the disclosure set forth in the Registration Statement, in the sections entitled “The Name Change Proposal,” “The Fifth and Sixth Articles Proposal,” “The Authorized Shares Proposal,” and “The Special Voting Share Proposal” pages 131-134, which is incorporated herein by reference.
     (b) In addition, on the Effective Date, the Company’s board of directors passed a resolution to change the Company’s fiscal year from a March 31 year end to a December 31 year end. Accordingly, the Company’s next Annual Report on Form 10-K will be for the year ending December 31, 2007. Reference is made to the disclosure set forth in the Registration Statement, in the section entitled “Anticipated Accounting Treatment,” page 96, which is incorporated herein by reference.
Item 5.06. Change in Shell Company Status.
     As a result of the Arrangement, which fulfilled the definition of an initial business combination as required by the Company’s Amended and Restated Certificate of Incorporation, the Company ceased to be a shell company. The material terms of the Arrangement are described in the Registration Statement, in the sections entitled “The Arrangement Proposal” and “The Arrangement Agreement and Plan of Arrangement”, beginning on page 52, which are incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired.
The following Financial Statements are set forth on Exhibit 99.1 to this Current Report on Form 8-K and are incorporated herein by reference.

Page
Index to Financial Statements of 180 Connect Inc. (Canada)
Unaudited Consolidated Balance Sheets as of June 30, 2007 and December 31, 2006	F-2
Unaudited Consolidated Statements of Operations and Comprehensive Loss for the three and six months ended June 30, 2007 and 2006	F-3
Unaudited Consolidated Statements of Shareholders’ Equity (Deficiency) as of June 30, 2007 and December 31, 2006	F-4
Unaudited Consolidated Statements of Cash Flows for the three and six months ended June 30, 2007 and 2006	F-5

Page
Unaudited Notes to Consolidated Financial Statements	F-6
Report of Independent Registered Public Accounting Firm	F-18
Consolidated Balance Sheets as of December 31, 2006 and 2005	F-19
Consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2006 and for the periods from December 26, 2004 to December 31, 2005 and from December 28, 2003 to December 25, 2004
F-20
Consolidated Statements of Shareholders’ Equity (Deficiency) as of December 31, 2006 and 2005	F-21
Consolidated Statements of Cash Flows for the year ended December 31, 2006 and for the periods from December 26, 2004 to December 31, 2005 and from December 28, 2003 to December 25, 2004	F-22
Notes to Consolidated Financial Statements	F-23
(b) Pro Forma Financial Information.
The following Pro Forma Financial Statements are set forth on Exhibit 99.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Page
Index to Pro Forma Financial Statements
Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2007	II-3
Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2006 and the six months ended June 30, 2007	II-4
Notes to Unaudited Pro Forma Condensed Combined Financial Statements	II-6
(c) Exhibits.

Exhibit No.	Description

2.1	Arrangement Agreement (1)

2.2	Plan of Arrangement (1)

2.3	Support Agreement (1)

2.4	Voting and Exchange Trust Agreement (1)

2.5	Amendment No. 1 to the Arrangement Agreement (5)

2.6	Amendment No. 2 to the Arrangement Agreement (5)

3.1	Amended and Restated Certificate of Incorporation (*)

3.2	By-laws (2)

4.1	Specimen Unit Certificate (6)

4.2	Specimen Common Stock Certificate (6)

4.3	Specimen Warrant Certificate (6)

Exhibit No.	Description

4.4	Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant (2)

4.5	Purchase Option granted to Wedbush Morgan Securities Inc. (2)

4.6	Purchase Option granted to Maxim Partners LLC. (2)

9.1	Form of Voting Agreement entered into between the Registrant and each of Messrs. Giacalone, Hallmen, McCarthy, Osing, Roszak and Simunovic. (1)

9.2	Form of Voting Agreement entered into between 180 Connect Inc. and each of Howard S. Balter, Ilan M. Slasky, Lawrence J. Askowitz and Dr. Shlomo Kalish. (1)

10.1	Letter Agreement between the Registrant and Howard S. Balter (2)

10.2	Letter Agreement between the Registrant and Ilan M. Slasky (2)

10.3	Letter Agreement between Wedbush Morgan Securities Inc. and Howard S. Balter (2)

10.4	Letter Agreement between Wedbush Morgan Securities Inc. and Ilan M. Slasky (2)

10.5	Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant (2)

10.6	Amended and Restated Registration Rights Agreement among the Registrant and each of the Insiders (*)

10.7	Warrant Purchase Agreement among Wedbush Morgan Securities Inc. and each of Howard S. Balter and Ilan M. Slasky (2)

10.8	Form of Note issued by the Registrant to each of Howard S. Balter and Ilan M. Slasky. (3)

10.9	Form of Affiliate Agreement entered into between 180 Connect Inc. and each of Peter Giacalone, David Hallmen, M. Brian McCarthy, Byron Osing, Matthew Roszak and Anton Simunovic. (1)

10.10	Form of Amended and Restated Registration Rights Agreement to be entered into among the Registrant and each of Peter Giacalone, David Hallmen, M. Brian McCarthy, Byron Osing, Matthew Roszak and Anton Simunovic. (1)

10.11	Securities Purchase Agreement dated March 21, 2006 among 180 Connect Inc. and Midsummer Investment Ltd., Radcliffe SPC, Ltd., and CAMOFI Master LDC. (5)

10.12	Registration Rights Agreement dated March 21, 2006 among 180 Connect Inc. and Midsummer Investment Ltd., Radcliffe SPC, Ltd., and CAMOFI Master LDC. (5)

10.13	Replacement 9.33% Convertible Debenture dated August 24, 2007 in the principal amount of $3,975,248.48. (*)

10.14	Replacement 9.33% Convertible Debenture dated August 24, 2007, in the principal amount of $2,343,033.56. (*)

10.15	Replacement 9.33% Convertible Debenture dated August 24, 2007, in the principal amount of $2,343,033.56. (*)

10.16	Replacement Common Stock Purchase Warrant to purchase 206,556 common shares. (*)

10.17	Replacement Common Stock Purchase Warrant to purchase 528,948 common shares. (*)

Exhibit No.	Description

10.18	Replacement Common Stock Purchase Warrant to purchase 206,556 common shares. (*)

10.19	Security and Purchase Agreement dated July 31, 2006 among Laurus Master Fund, Ltd., 180 Connect Inc. (a Nevada Corporation), Mountain Center, Inc., JJ&V Communications Inc., Tumbleweed HS Inc., Piedmont Telecommunications Inc., 180 Digital Interiors, Inc., HD Complete, Inc., Ironwood Communications Inc., and Queens Cable Contractors, Inc. (5)

10.20	Secured Non-Convertible Revolving Note dated July 31, 2006 in the principal amount of $37,000,000. (5)

10.21	Secured Non-Convertible Term Note dated July 31, 2006 in the principal amount of $20,000,000. (5)

10.22	Overadvance Letter dated July 31, 2006. (5)

10.23	Guaranty of 180 Connect Inc. dated July 31, 2006. (5)

10.24	Guaranty of Wirecomm America, Inc. dated July 31, 2006. (5)

10.25	Stock Pledge Agreement dated July 31, 2006, among Laurus Master Fund, Ltd., 180 Connect Inc. (a Nevada corporation) and Wirecomm America, Inc. (5)

10.26	Share Pledge Agreement dated July 31, 2006, among Laurus Master Fund, Ltd., 180 Connect Inc. (a Canada corporation) and Wirecomm Systems Inc. (5)

10.27	Master Security Agreement dated July 31, 2006, among Wirecomm America, Inc., 180 Connect Inc. and Laurus Master Fund, Ltd. (5)

10.28	Canadian Master Security Agreement dated July 31, 2006, among Wirecomm Systems Inc., 180 Connect Inc. and Laurus Master Fund, Ltd. (5)

10.29	Common Stock Purchase Warrant dated July 31, 2006 to purchase 2,000,000 common shares. (5)

10.30	Amendment dated July 2, 2007 to that certain Secured Non-Convertible Revolving Note dated July 31, 2006 by and among Laurus Master Fund, Ltd., 180 Connect Inc. and other parties thereto. (5)

10.31	Common Stock Purchase Warrant dated July 2, 2007 to purchase up to 1,000,000 common shares of 180 Connect. (5)

10.32	Letter Agreement dated July 2, 2007 by and among 180 Connect Inc., Howie Balter and Ilan Slasky. (5)

10.33	Reaffirmation and Ratification Agreement dated July 2, 2007 executed and delivered by 180 Connect Inc. and its subsidiaries. (5)

10.34	Amendment Agreement dated July 2, 2007 by and among Laurus, 180 Connect Inc. and its subsidiaries. (5)

10.35	Warrant Letter Agreement dated July 2, 2007 by and between Laurus and Ad.Venture. (4)

10.36	Tri-Party Letter Agreement dated July 10, 2007 by and among Laurus, 180 Connect, Howie Balter and Ilan Slasky. (5)

10.37	Home Services Provider Agreement dated June 1, 2005 between DIRECTV, Inc. and 180 Connect. (5)

Exhibit No.	Description

10.38	Form of SAR Exchange Agreement (5)

10.39	Executive Employment Agreement with Mark Burel (5)

10.40	Executive Employment Agreement with Steven Westberg (5)

10.41	Executive Employment Agreement with Peter Giacalone (5)

10.42	Amended Director Employment Agreement with M. Brian McCarthy (5)

10.43	Amendment to M. Brian McCarthy Amended Director Employment Agreement (5)

16.1	Letter from Eisner LLP (*)

20.1	List of Subsidiaries (*)

99.1	Financial Statements of 180 Connect Inc. (Canada) (*)

99.2	Pro Forma Financial Statements(*)

*	Filed herewith.

(1)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on March 15, 2007.

(2)	Incorporated by reference to the Company’s Registration Statement on Form S-1 (SEC File No. 333-124141).

(3)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on January 30, 2007.

(4)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on July 9, 2007.

(5)	Incorporated by reference to the Company’s Registration Statement on Form S-4 (SEC File No. 333-142319)

(6)	Incorporated by reference to the Company’s Form 8-A/A filed with the Commission on August 24, 2007.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

180 CONNECT INC.
Dated: August 30, 2007	By:	/s/ Peter Giacalone
Peter Giacalone
Chief Executive Officer